EXECUTION VERSION
    Published CUSIP Number: 63633KAX6
    Facility CUSIP Number: 63633KAX6

CREDIT AGREEMENT
Dated as of March 31, 2022
by and among
NATIONAL HEALTH INVESTORS, INC.,
as Borrower,
THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.5.,
as Lenders,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
    as Administrative Agent,
BANK OF AMERICA, N.A.
and
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,
and
BANK OF MONTREAL,
CAPITAL ONE, N.A.,
KEYBANK NATIONAL ASSOCIATION,
and
REGIONS BANK,
as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,
BOFA SECURITIES, INC., and
JPMORGAN CHASE BANK, N.A.
as Joint Lead Arrangers
and
Joint Bookrunners

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SCHEDULE I    Revolving Commitments
SCHEDULE 1.1.    List of Loan Parties
SCHEDULE 1.1.(b)    Resident Mortgage Liens
SCHEDULE 2.4.    Existing Letters of Credit
SCHEDULE 6.1.(b)    Ownership Structure
SCHEDULE 6.1.(f)    Title to Properties; Liens
SCHEDULE 6.1.(g)    Existing Indebtedness
SCHEDULE 6.1.(h)    Litigation
SCHEDULE 9.9    Affiliate Transactions

EXHIBIT A    Form of Assignment and Assumption Agreement
EXHIBIT B    Form of Disbursement Instruction Agreement
EXHIBIT C    Form of Guaranty
EXHIBIT D    Form of Notice of Borrowing
EXHIBIT E    Form of Notice of Continuation
EXHIBIT F    Form of Notice of Conversion
EXHIBIT G    Form of Notice of Swingline Borrowing
EXHIBIT H    Form of Revolving Note
EXHIBIT I    Form of Swingline Note
EXHIBIT J    Form of Bid Rate Note
EXHIBITS K    Forms of U.S. Tax Compliance Certificates
EXHIBIT L    Form of Compliance Certificate
EXHIBIT M    Form of Bid Rate Quote Request
EXHIBIT N    Form of Bid Rate Quote
EXHIBIT O    Form of Bid Rate Quote Acceptance

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THIS CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of March 31, 2022 by and among NATIONAL HEALTH INVESTORS, INC., a corporation formed under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.5., WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A., as Co-Syndication Agents (collectively, the “Syndication Agents”) and BANK OF MONTREAL, CAPITAL ONE, N.A., KEYBANK NATIONAL ASSOCIATION and REGIONS BANK as Co-Documentation Agents (collectively, the “Documentation Agents”).
WHEREAS, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders desire to make available to the Borrower a senior unsecured revolving credit facility in the initial amount of $700,000,000, including a $30,000,000 swingline subfacility and a $30,000,000 letter of credit subfacility, on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I.Definitions
Section 1.1.Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Absolute Rate” has the meaning given that term in Section 2.3.(c)(ii)(C).
“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.3.
“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Additional Costs” has the meaning given that term in Section 4.1.(b).
“Additional Covenant” means any financial maintenance covenant (whether styled as a covenant, an event of default or any other provision the breach of which shall permit the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof as a result of a failure to satisfy a standard based on financial condition or performance) applicable to the Borrower or any Subsidiary under any Material Facility that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such financial maintenance covenant shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial).
“Adjusted Daily Simple SOFR” means, for any (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily

Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (ii) 0.10% and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined would be less than the Floor, then Adjusted Term SOFR shall be deemed to be equal to the Floor for purposes of this Agreement.
“Administrative Agent” means Wells Fargo Bank, National Association, including its branches and affiliates, as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Unless explicitly set forth to the contrary, a reference to an “Affiliate” means an Affiliate of the Borrower.
“Agreement” has the meaning given to that term in the introductory paragraph hereof.
“Agreement Date” means the date as of which this Agreement is dated.
“AIG Purchase Agreement” means that certain Note Purchase Agreement, dated as of November 3, 2015, by and among the Borrower, as the issuer, and the purchasers of the notes named therein, as amended by that certain First Amendment to Note Purchase Agreement dated August 15, 2016, by and among the Borrower and the purchasers named therein, as further amended by that certain Second Amendment to Note Purchase Agreement dated September 30, 2016, by and among the Borrower and the purchasers named therein, as further amended by that certain Third Amendment to Note Purchase Agreement dated as of August 8, 2017, by and among the Borrower and the purchasers named therein, and as further amended or supplemented from time to time.
“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.
“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b)     and 1951-1959).
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means: the Ratings-Based Applicable Margin applicable thereto in effect at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Arrangers” means, collectively, Wells Fargo Securities, LLC, BofA Securities and JPMorgan.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.5.), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.2.(c)(iv).
“Baby REIT Subsidiary” has the meaning assigned thereto in the definition of “Permitted Lien”.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A., and its successors and assigns.
“Bankruptcy Code” means the Bankruptcy Code of 1978.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor as in effect on such day plus 1.0%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.0%.
“Base Rate Loan” means a Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.
“Benchmark” means, initially, (a) with respect to any Term SOFR Loan, the Term SOFR Reference Rate and (b) with respect to any Daily SOFR Loan, Adjusted Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, Adjusted Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable

Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.2.(c)(i).
“Benchmark Replacement” means, for any Available Tenor, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)     in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2.(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.2.(c)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning given that term in Section 12.10.(b).
“Bid Rate Borrowing” has the meaning given that term in Section 2.3.(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.3.(f).
“Bid Rate Note” means a promissory note of the Borrower substantially in the form of Exhibit J, payable to the order of a Lender as originally in effect and otherwise duly completed.
“Bid Rate Quote” means an offer in accordance with Section 2.3.(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.
“Bid Rate Quote Request” has the meaning given that term in Section 2.3.(b).
“BofA Securities” means BofA Securities, Inc., and its successors and assigns.
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
“Borrower Information” has the meaning given that term in Section 2.6.(c).
“Business Day” means  for all purposes any day (other than a Saturday, Sunday or legal holiday) on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date; provided that, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Loan Documents (whether or not such obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements of such Person.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Co-operation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940 which have net assets of at least

$500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.
“Commitment Reduction Notice” has the meaning given that term in Section 2.13.
“Commodity Exchange Act” means the Commodity Exchange Act, 7 U.S.C. § 1 et seq.
“Compliance Certificate” has the meaning given that term in Section 8.3.
“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR, Term SOFR, Adjusted Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.4. and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Consolidated EBITDA” means, for any given period, the EBITDA of the Borrower and its Subsidiaries on a Consolidated basis for such period.
“Consolidated Fixed Charges” means, for any period, with respect to the Borrower and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) Consolidated Interest Expense, plus (b) Scheduled Principal Payments, plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period but excluding, in any event, (i) gains and losses from unwinding or break-funding of Derivatives Contracts, (ii) write-offs of unamortized deferred financing fees, (iii) prepayment fees, premiums and penalties, and (iv) other unusual or non-recurring items as are reasonably acceptable to the Administrative Agent and the Requisite Lenders.
“Consolidated Interest Expense” means Interest Expense of the Borrower and its Subsidiaries on a Consolidated basis.
“Consolidated Tangible Net Worth” means, on any date, the sum of total equity minus Intangible Assets plus accumulated depreciation and amortization and redeemable noncontrolling interests, as all such amounts would appear on a Consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP consistently applied.

“Consolidated Total Asset Value” means Total Asset Value of the Borrower and its Subsidiaries on a Consolidated basis; provided that, for purposes of calculating the Leverage Ratio, Consolidated Total Asset Value shall not include the aggregate amount of Unrestricted Cash and Cash Equivalents netted against Indebtedness of the Borrower and its Subsidiaries maturing in the immediately succeeding 24 months.
“Consolidated Total Indebtedness” means Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis (net of Unrestricted Cash and Cash Equivalents up to an amount not to exceed the aggregate amount of Indebtedness of the Borrower and its Subsidiaries maturing in the immediately succeeding 24 months); provided that Consolidated Total Indebtedness shall not include security deposits, accrued liabilities or prepaid rent, each as defined in accordance with GAAP. Notwithstanding anything to the contrary set forth herein, until the earlier of (a) the consummation of each Material Acquisition and (b) the date on which the acquisition agreement with respect to such Material Acquisition terminates or expires, any Indebtedness incurred by the Borrower to finance such Material Acquisition shall be disregarded for the purpose of determining compliance with the Leverage Ratio and the Unsecured Leverage Ratio to the extent that, and so long as, (i) either (x) the cash proceeds of such Indebtedness are held in escrow on customary terms or (y) such Indebtedness is subject to customary special mandatory redemption option in the event such Material Acquisition is not consummated, and the cash proceeds of such Indebtedness are held by the Borrower as Unrestricted Cash or Cash Equivalents and (ii) the cash proceeds of such Indebtedness is not otherwise deducted in calculating Consolidated Total Indebtedness.
“Consolidated Unencumbered Adjusted NOI” means, for any given period, the Unencumbered Adjusted NOI of the Borrower and its Subsidiaries on a Consolidated basis for such period.
“Consolidated Unsecured Interest Expense” means, for any given period, the Unsecured Interest Expense of the Borrower and its Subsidiaries on a Consolidated basis for such period.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a Term SOFR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.
“Covered Entity” has the meaning given that term in Section 12.10.(b).
“Covered Party” has the meaning given that term in Section 12.10.(a).
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan or Daily SOFR Loan into a Term SOFR Loan, (c) the Continuation of a Term SOFR Loan and (d) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.
“Credit Rating” means, with respect to any Person, the rating assigned by a Rating Agency to the senior, unsecured, non-credit enhanced long term Indebtedness of such Person.
“Daily SOFR Loan” means a Loan denominated in Dollars, the rate of interest applicable to which is based upon Adjusted Daily Simple SOFR.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Default Right” has the meaning given that term in Section 12.10.(b).
“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including, with respect to a Lender, in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) in the case of a Lender, has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Banks, the Swingline Lenders and each Lender.
    “Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) a “swap agreement” as defined in Section 101 of the Bankruptcy Code of 1978.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Designated Lender” means a special purpose corporation which is an Affiliate of, or sponsored by, a Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof, (b) shall have become a party to this Agreement pursuant to Section 12.5.(g) and (c) is not otherwise a Lender.
“Designating Lender” has the meaning given that term in Section 12.5.(g).
“Designation Agreement” means a Designation Agreement between a Lender and a Designated Lender and accepted by the Administrative Agent, in form and substance as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.
“Development Property” means any real property in which the development and construction with respect thereto are not complete.
“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit B to be executed and delivered by the Borrower pursuant to Section 5.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Documentation Agents” has the meaning set forth in the introductory paragraph hereof.
“Dollars” or “$” means the lawful currency of the United States of America.
“EBITDA” means, with respect to a Person for any period and without duplication: (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income and franchise tax expense; (iv) extraordinary, unusual or nonrecurring items, including without limitation, gains and losses from the sale of operating Properties and any non-recurring gains or charges in connection with any acquisition, investment, disposition, reorganization costs, write-offs and forgiveness of debt; and (v) other non-cash gains or charges, including amortization expense for stock options and impairment charges or expenses (other than non-cash charges that correspond to or constitute a cash expenditure in such period (that did not reduce EBITDA in such period) or any prior period (that did not reduce EBITDA in such prior period) or future period (including any accrual of a reserve for future cash payments)). For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) severance and other restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived by all of the Lenders.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.5.(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.5.(b)(iii)).
“Eligible Property Subsidiary” means (i) each Wholly Owned Subsidiary of the Borrower that owns or leases any Property included in the calculation of Unencumbered Asset Value and (ii) each Subsidiary of the Borrower that owns, directly or indirectly, any Equity Interests in any Subsidiary that is described in clause (i).
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan; (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“ESG” has the meaning given to that term in Section 1.5.(a).
“ESG Amendment” has the meaning given to that term in Section 1.5.(a).
“ESG Applicable Rate Adjustments” has the meaning given to that term in Section 1.5.(a).
“ESG Pricing Provisions” has the meaning given to that term in Section 1.5.(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under any applicable provision of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of August 3, 2017, by and among the Borrower, certain subsidiaries of the Borrower as subsidiary guarantors, certain subsidiaries of the Borrower as limited guarantors, the lenders from time to time party thereto and Wells Fargo, as Administrative Agent, as amended prior to the date hereof.
“Existing Letters of Credit” means the Letters of Credit heretofore issued and described on Schedule 2.4.
“Existing Term Loan Agreement” means that certain Term Loan Agreement, dated as of September 17, 2018, by and among the Borrower, the lenders from time to time party thereto and Wells Fargo, as Administrative Agent, as amended prior to the date hereof.
“Extended Letter of Credit” has the meaning given that term in Section 2.4.(b).
“Extension Request” has the meaning given that term in Section 2.14.
“Facility Fee” means the percentage set forth in the table in the definition of the term “Ratings-Based Applicable Margin” corresponding to the Level at which the Ratings-Based Applicable Margin is determined in accordance with the definition thereof. Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Facility Fee. The provisions of this definition shall be subject to Section 2.6.(c).
“Facility Lease” means a lease or sublease (including any master lease) with respect to any Property owned or ground leased by any of the Borrower or one of its Subsidiaries as lessor, to a third party tenant, which is a triple-net lease such that such tenant is required to pay all taxes, utilities, insurance (including casualty insurance), maintenance and other customary expenses with respect to the subject Property (whether in the form of reimbursements, additional rent or otherwise) in addition to the base rental payments required thereunder such that net operating income to the Borrower or such Subsidiary for such Property (before non-cash items) equals the base rent paid thereunder.
“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero.
“Fee Letters” means, collectively, (i) that certain fee letter dated as of February 9, 2022, by and among the Borrower, Wells Fargo Securities, LLC and the Administrative Agent (the “Wells Fargo Fee Letter”), (ii) that certain fee letter dated as of February 9, 2022, by and among the Borrower, Bank of America and BofA Securities and (iii) that certain fee letter dated as of February 9, 2022, by and between the Borrower and JPMorgan.
“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder or under any other Loan Document.
“Fitch” means Fitch Ratings, Inc. and its successors.
“Floor” means a rate of interest equal to 0.0%.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to a Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), or any arbitrator with authority to bind a party at law.
“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation) and any Specified Cash Management Agreement.
“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include each Unsecured Indebtedness Subsidiary.
“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1.(a) or 7.13. and substantially in the form of Exhibit C.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Healthcare Facility” means any skilled nursing facilities, hospitals, behavioral hospitals, long term acute care facilities, inpatient rehabilitation facility, medical office buildings, assisted living facilities, retirement centers, out-patient diagnostic facilities or medical office buildings, life science research and development facilities or offices, independent living facilities or memory care or other personal care facilities and ancillary businesses that are supplemental or incidental to the foregoing.
“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.
“Incremental Facility” has the meaning given that term in Section 2.17.(a).

“Incremental Facility Amendment” has the meaning given that term in Section 2.17.(d).
“Incremental Revolving Commitments” has the meaning given that term in Section 2.17.(a).
“Incremental Term Loan Advance” has the meaning given that term in Section 2.17.(a).
“Incremental Term Loan Facility” has the meaning given that term in Section 2.17.(a).
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business and not more than ninety (90) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); and (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation (valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (i) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (ii) the Fair Market Value of such property or assets). Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person (except for customary guarantees for fraud, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, failure to maintain insurance, non-compliance with “separateness covenants,” voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary guaranty obligations for nonrecourse liabilities). All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.
“Indemnifiable Amounts” has the meaning given that term in Section 11.6.
“Indemnified Party” has the meaning given that term in Section 12.9.(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Information” has the meaning given that term in Section 12.8.
“Information Materials” has the meaning given that term in Section 8.6.

“Intangible Assets” means assets of a Person and its Subsidiaries that are classified as intangible assets under GAAP, but excluding interests in real estate that are classified as intangible assets in accordance with GAAP.
“Intellectual Property” has the meaning given that term in Section 6.1.(q).
“Interest Expense” means, for any period, for a Person and its Subsidiaries on a Consolidated basis, the sum of (a) all interest expense for such period determined in accordance with GAAP (excluding unamortized debt issuance costs) and (b) interest that is capitalized in such period in accordance with GAAP.
“Interest Period” means, (a) with respect to each Term SOFR Loan, each period commencing on the date such Term SOFR Loan is made, or in the case of the Continuation of a Term SOFR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month and (b) with respect to each Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than 7 nor more than 270 days thereafter, as the Borrower may select as provided in Section 2.3.(b). Notwithstanding the foregoing: (i) if any Interest Period for a Loan would otherwise end after the Termination Date then in effect with respect to such Loan, such Interest Period shall end on such Termination Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day); and (iii) no tenor that has been removed from this definition pursuant to Section 4.2.(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion or Notice of Continuation.
“Internal Revenue Code” means the Internal Revenue Code of 1986.
“IRS” means the United States Internal Revenue Service.
“Investment Grade Rating” means a Credit Rating of BBB- or higher from S&P and Baa3 or higher from Moody’s.
“Issuing Bank” means each of (a) Wells Fargo and any successor in its capacity as an issuer of Letters of Credit pursuant to Section 2.4. and (b) any other Lender, selected by the Borrower in consultation with the Administrative Agent, which consents to its appointment by the Borrower as an issuer of Letters of Credit pursuant to Section 2.4. in its capacity as an issuer of Letters of Credit pursuant to Section 2.4. or any successor to such Lender in its capacity as an issuer of Letters of Credit pursuant to Section 2.4.
“Joint Venture” means any Person in which the Borrower, directly or indirectly, has an ownership interest accounted for under the equity method of accounting but does not consolidate the assets or income of such Person in preparing its Consolidated financial statements.
“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors and assigns.
“KPIs” has the meaning given to that term in Section 1.5.(a).
“L/C Disbursements” has the meaning given to that term in Section 3.9.(b).
“Lender” means each financial institution from time to time party hereto as a “Lender” or a “Designated Lender,” together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender” (i) shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Revolving

Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 12.5.(d), have only the rights (including the rights given to a Lender contained in Sections 12.2. and 12.9.) and obligations of a Lender associated with holding such Bid Rate Loan and (ii) except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider or Specified Cash Management Bank.
“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Specified Derivatives Providers, the Specified Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5., any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Letter of Credit” has the meaning given that term in Section 2.4.(a).
“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and under the sole dominion and control of the Administrative Agent.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, (i) a Lender (other than a Lender that is the Issuing Bank for the applicable Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4. in the related Letter of Credit, and the Lender that is the Issuing Bank for such Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the other Lenders of their participation interests under such Section and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Level” has the meaning given that term in the definition of the term “Ratings-Based Applicable Margin”.
“Leverage Ratio” means, as of a given date, the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge, privilege or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom, whether now owned or hereafter acquired or arising; (b) any arrangement, express or implied, under which any property of such Person, whether now owned or hereafter acquired or arising, is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the authorized filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.
“Loan” means a Revolving Loan, a Bid Rate Loan or a Swingline Loan.
“Loan Document” means this Agreement, each Note, the Guaranty, each Letter of Credit Document, each Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract and any Specified Cash Management Agreement).
“Loan Party” means each of the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations. Schedule 1.1. sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of any such event shall be subject to the prior payment in full of the Obligations and the termination of the Revolving Commitments and the termination or cash collateralization of all outstanding Letters of Credit), pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Termination Date.
“Material Acquisition” means any acquisition (or series of related acquisitions) permitted by the Loan Documents and consummated in accordance with the terms of the Loan Documents if the aggregate consideration paid in respect of such acquisition (including any Indebtedness assumed in connection therewith) exceeds $200,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), financial condition, results of operations or properties of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties taken as a whole to perform their obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (d) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents.
“Material Facility” means, with respect to the Borrower and any Subsidiary, (a) the Prudential Note Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof and (b) the AIG Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof, in each case, so long as the principal amount evidenced by such facility exceeds $50,000,000; provided, however, that a replacement or refinancing of the facilities described in clauses (a) or (b) shall only constitute a Material Facility if such replacement or refinancing is consummated pursuant to a note purchase agreement private placement transaction of substantially the same type as the Prudential Note Purchase Agreement and AIG Purchase Agreement transactions.
“Material Indebtedness” has the meaning given that term in Section 10.1.(d)(i).

“Material Subsidiary” means any Subsidiary or any group of Subsidiaries of the Borrower (i) having assets (including any Equity Interests in any direct or indirect Subsidiary of the Borrower that is a Material Subsidiary) with a Fair Market Value greater than or equal to 5.0% of Consolidated Total Asset Value, or (ii) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to the Loan Documents, contributed greater than 5.0% of Consolidated EBITDA for such period.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage Lien” means any Lien securing Indebtedness for borrowed money that encumbers a real property owned by a Person, other than Permitted Liens of the type described in clauses (a) through (e), (g), (i), (j) and (k) of the definition of “Permitted Liens”.
“Mortgage Receivable” means the principal amount of an obligation owing to the Borrower or any Subsidiary of the Borrower that is secured by a mortgage, deed of trust, deed to secure debt or other similar security instrument granting a Lien on real property as security for the payment of such obligation, so long as the mortgagor or grantor with respect to such Mortgage Receivable is not delinquent sixty (60) days or more in interest or principal payments due thereunder.
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group (a) is then making or accruing an obligation to make contributions or (b) has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period, but in the case of a plan described in clause (b), only to the extent that any member of the ERISA Group could reasonably be expected to have liability.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that (i) an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets or of secured debt to total assets or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, (ii) reasonable and customary restrictions on transfer, mortgage liens or pledges granted to the holder of any minority interest in a Subsidiary pursuant to or arising under any organizational documents governing such Subsidiary and which restrictions have not been included in express contemplation of the requirements of the Loan Documents or (iii) any Permitted Negative Pledge Provision, in each case shall not constitute a Negative Pledge.
“Net Operating Income” or “NOI” means, for any Property and for a given period, the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in cash in the ordinary course from such Property (whether in the nature of base rent, minimum rent, percentage rent, additional rent, proceeds from rent loss or business interruption insurance or otherwise, but excluding (x) pre-paid rents and revenues, security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, impounds, escrows, charges, expenses or items required to be paid or reimbursed by the tenant thereunder, except to the extent applied in satisfaction of tenants’ obligations for rent and (y) proceeds from the sale of such Property) pursuant to the Facility Lease applicable to such Property, minus (b) all expenses paid by the Borrower or its Subsidiaries and not reimbursed by a Person that is the Borrower or any Subsidiary of the Borrower (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees).

“Non-Consenting Lender” means any Lender that does not approve any consent, approval, amendment or waiver that (a) requires the consent of all Lenders or all affected Lenders in accordance with the terms of Section 12.6. and (b) has been approved by the Requisite Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, non-compliance with “separateness covenants,” voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability that are either customary in non-recourse financings for real estate or are approved by the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided, however, except with respect to Indebtedness of the Borrower or any Guarantor or any Eligible Property Subsidiary, such Indebtedness may be recourse to the Person or Persons that own the assets encumbered by the Lien securing such Indebtedness so long as (x) such Person or Persons do not own any assets that are not subject to such Lien (other than assets customarily excluded from an all assets financing) and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, all assets of such other Person (other than assets customarily excluded from an all assets financing) are also encumbered by the Lien securing such financing.
“Note” means a Revolving Note, a Bid Rate Note or a Swingline Note.
“Notice of Borrowing” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans.
“Notice of Continuation” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. evidencing the Borrower’s request for the Continuation of a Term SOFR Loan.
“Notice of Conversion” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to any Swingline Lender pursuant to Section 2.5.(b) evidencing the Borrower’s request for a Swingline Loan.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts or Specified Cash Management Agreements.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that do not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of the Borrower, liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the SEC.
“OpCo” has the meaning given that term in the definition of “Permitted UPREIT Reorganization”.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.).
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Parent” means, after giving effect to the Permitted UPREIT Reorganization, National Health Investors, Inc., a corporation formed under the laws of the State of Maryland.
“Participant” has the meaning given that term in Section 12.5.(d).
“Participant Register” has the meaning given that term in Section 12.5.(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Periodic Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.
“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws), which, in each case, are not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) judgment Liens not constituting an Event of Default; (g) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders, each Issuing Bank and each Specified Derivatives Provider; (h) [reserved]; (i) Resident Mortgage Liens; (j) Liens in favor of (i) the Borrower or (ii) a Subsidiary of the Borrower that has elected to be treated as a REIT and in which either the Borrower and/or one or more Wholly Owned Subsidiaries own 100% of the outstanding common Equity Interests and has management control (such Subsidiary, a “Baby REIT Subsidiary”), in the case of each of clause (i) and (ii), to the extent securing intercompany Indebtedness owing by a Subsidiary solely to the Borrower or a Baby REIT Subsidiary; and (k) any ground lease that constitutes a Capitalized Lease Obligation.
“Permitted Negative Pledge Provision” means a Negative Pledge contained in any agreement (a) evidencing unsecured Indebtedness which contains restrictions on encumbering assets that are substantially the same as or no more restrictive than the corresponding restrictions contained in the Loan Documents, (b) related to assets or equity interests to be sold where such Negative Pledge relates only to such assets pending such sale or (c) Permitted Transfer Restrictions.
“Permitted Transfer Restrictions” means (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Property, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions, and (b) solely with respect to a Property or asset of the Borrower, reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Indebtedness entered into with limited partners, members or other equity holders of a Subsidiary directly or indirectly owning a Property or the Borrower imposing obligations in respect of contingent obligations to make any tax “make whole” or similar tax payment arising out of the sale or other transfer of assets reasonably related to such limited partners’, members’ or other equity holders’ interest in the Borrower or such Subsidiary pursuant to “tax protection” or other similar agreements.
“Permitted UPREIT Reorganization” means any transaction in which the Borrower becomes a limited partnership (including a limited liability limited partnership) or limited liability company (“OpCo”) by merger or contribution or otherwise, the general partner (or manager or managing member, as applicable) of which shall be the Parent or a Wholly Owned Subsidiary of the Parent organized under the laws of a State of the United States, with (a) the Parent or such Wholly Owned Subsidiary of the Parent being the record and beneficial owners, cumulatively, of 80% of each class of outstanding Equity Interests of OpCo immediately after the Permitted UPREIT Reorganization, (b) substantially all of the Parent’s Subsidiaries and other assets being thereafter held directly or indirectly by OpCo and (c) OpCo thereafter being the sole Borrower hereunder; provided that  (i) the Borrower shall have delivered written notice of any such transaction to the Administrative Agent not less than thirty (30) days prior thereto; (ii) as of the date of notice of such transaction and at the time of, and after giving effect to, such transaction, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such notice and on the effective date of such transaction with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date); (iii) concurrently with the effectiveness of such transaction, to the extent reasonably requested by the Administrative Agent, the Parent, OpCo and the other Loan Parties shall have executed and delivered assumption, guaranty and reaffirmation documentation in connection herewith, and pursuant to which OpCo shall expressly assume all the obligations of the Borrower under this Agreement and the Parent shall Guaranty the Obligations (provided that, subject to the Parent entering into a limited activities covenant applicable to the Parent on terms and conditions reasonably to be mutually agreed between the Borrower and the Administrative Agent, the Parent shall not be required to Guaranty the Obligations (and further, in the event the Parent is not required to Guaranty the Obligations, the Parent shall be released from all liabilities and obligations under this Agreement and the other Loan Documents to which the Borrower is a party except as expressly provided otherwise, on terms and conditions reasonably acceptable to the Administrative Agent)), in form and substance reasonably acceptable to the Administrative Agent, together with such organizational documentation, certificates, resolutions, opinions of counsel and other documentation as the Administrative Agent deems reasonably necessary or appropriate to implement such assumption, guaranty and reaffirmation (and which documentation, certificates, resolutions, opinions of counsel and other documentation shall be substantially similar to the documentation delivered as of the Effective Date), and, if requested by any applicable Lender, Notes in favor of such Lender executed by OpCo; (iv) the Parent, OpCo and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, as determined in the good faith judgment of the Administrative Agent; and (v) the Parent and OpCo shall have delivered to the Administrative Agent an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying the compliance with clause (ii) above.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Post-Default Rate” means (a) with respect to any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional two percent (2.0%) per annum and (b) with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2.0%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or any Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative

Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Principal Office” means the office of the Administrative Agent located at 1525 W. W.T. Harris Blvd., 1st Floor, Charlotte, NC 28262-8522, Attention: Agency Services, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.
“Pro Forma Basis” means, for purposes of determining Consolidated EBITDA, Consolidated Fixed Charges, Consolidated Interest Expense and any financial covenant under the Loan Documents, in respect of a transaction for which testing of financial covenants is required on a Pro Forma Basis, the subject transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions of the Loan Documents. Further, for purposes of making calculations on a “Pro Forma Basis”, (i) in the case of an asset sale or other disposition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such asset sale or other disposition shall be excluded to the extent relating to any period prior to the date of the subject transaction, and (B) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period and (ii) in the case of an acquisition, (A) income and balance sheet statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such acquisition shall be included to the extent relating to any period prior to the date of the subject transaction, and (B) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates hereunder (and, in the case of any Incremental Facility, assuming that the commitments under such Incremental Facility are fully drawn)).
“Property” means a parcel (or group of related parcels) of real property owned or leased (in whole or in part) and developed (or to be developed) by the Borrower, any Subsidiary or any Joint Venture.
“Prudential Note Purchase Agreement” means the Note Purchase Agreement dated as of January 13, 2015, by and among the Borrower, The Prudential Insurance Company of America and certain of its affiliates party thereto, as purchasers, as amended by that certain First Amendment to Note Purchase Agreement dated as of March 20, 2015, by and among the Borrower, The Prudential Insurance Company of America and the other noteholders party thereto, as further amended by that certain Second Amendment to Note Purchase Agreement, dated as of June 30, 2015, by and among the Borrower, The Prudential Insurance Company of America and the other noteholders party thereto, as further amended by that certain Third Amendment to Note Purchase Agreement, dated as of November 3, 2015, by and among the Borrower, The Prudential Insurance Company of America and the other noteholders party thereto, as further amended by that certain Fourth Amendment to Note Purchase Agreement, dated as of August 15, 2016, by and among the Borrower, The Prudential Insurance Company of America and the other noteholders party thereto, as further amended by that certain Fifth Amendment to Note Purchase Agreement, dated as of August 8, 2017, by and among the Borrower, The Prudential Insurance Company of America and the other noteholders party thereto, and as further amended or supplemented from time to time.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor as any such exemption may be amended from time to time.
“QFC” has the meaning given that term in Section 12.10.(b).
“QFC Credit Support” has the meaning given that term in Section 12.10.
“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.
“Ratings-Based Applicable Margin” means, with respect to the Term SOFR Loans, the Daily SOFR Loans and the Base Rate Loans hereunder, or with respect to the Facility Fee payable hereunder, as the case may be, the applicable percentage rate set forth in the table below corresponding to the level (each a “Level”) into which the Borrower’s Credit Rating then falls.

Level	Borrower’s Credit Rating (S&P/Moody’s or equivalent)	Applicable Margin for Term SOFR Loans and Daily SOFR Loans	Applicable Margin for Base Rate Loans	Facility Fee
1	A-/A3 (or equivalent) or higher	0.725%	0.00%	0.125%
2	BBB+/Baa1 (or equivalent)	0.775%	0.00%	0.150%
3	BBB/Baa2 (or equivalent)	0.850%	0.00%	0.200%
4	BBB-/Baa3 (or equivalent)	1.050%	0.05%	0.250%
5	Lower than BBB-/Baa3 (or equivalent) or unrated	1.400%	0.40%	0.300%

Any change in the Borrower’s Credit Rating which would cause the Ratings-Based Applicable Margin and the Facility Fee to be determined with respect to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4.(n) that the Borrower’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower’s Credit Rating has changed. During any period that the Borrower has received three Credit Ratings that are not equivalent, the Ratings-Based Applicable Margin and the Facility Fee shall be determined based on the Level corresponding to (a) the highest Credit Rating if the highest Credit Rating and the second-highest Credit Rating differ by only one Level or (b) the average of the two highest Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Ratings-Based Applicable Margin and the Facility Fee will be based on the Credit Rating one Level below the Level corresponding to the highest Credit Rating). During any period for which the Borrower has received only two Credit Ratings and such Credit Ratings are not equivalent, the Ratings-Based Applicable Margin and Facility Fee will be determined by (i) the highest Credit Rating if they differ by only one Level or (ii) the average of the two Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Ratings-Based Applicable Margin and Facility Fee will be based on the Credit Rating one Level below the Level corresponding to the higher Credit Rating).  During any period for which the Borrower has received no Credit Rating from Fitch, if the Borrower also ceases to have a Credit Rating from one of S&P or Moody’s, then the Ratings-Based Applicable Margin and Facility Fee shall be determined based on the remaining such Credit Rating. Notwithstanding any Credit Rating from Fitch, during any period in which the Borrower has not (a) received a Credit Rating from either S&P or Moody’s corresponding to Level 4 or better or (b) received a Credit Rating from any Rating Agency, the Ratings-Based Applicable Margin and Facility Fee shall be determined based on Level 5.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Recourse Indebtedness” means any Indebtedness of a Person that is not Nonrecourse Indebtedness.
“Register” has the meaning given that term in Section 12.5.(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, implemented or issued.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit issued by such Issuing Bank.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, trustees, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates and each of their respective heirs, successors and assigns.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Requisite Lenders” means, as of any date, (a) Lenders having more than 50% of the aggregate amount of the Revolving Commitments of all of the Lenders, or (b) if the Lenders’ Revolving Commitments have been terminated or reduced to zero, Lenders holding more than 50% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the pro rata shares of the Lenders shall be redetermined, for voting purposes only, to exclude the pro rata shares of such Defaulting Lenders, and (ii) at all times when there are two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Resident Mortgage Liens” means, collectively, (a) the Liens in existence on the Agreement Date on Properties as set forth on Schedule 1.1.(b) in favor of individual residents (solely to the extent that the obligations secured by such Liens do not increase from the amount in effect on the Agreement Date) and (b) any other similar Liens on any other Property after the Agreement Date that shall be reasonably acceptable to the Administrative Agent, in each case, that, in the aggregate, do not in any case materially detract from the value of such Property, or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole.
“Resigning Lender” has the meaning given that term in Section 11.8.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means with respect to the Borrower or any Subsidiary, the chief executive officer, president, the chief financial officer, and the chief accounting officer of the Borrower or such Subsidiary.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.
“Revolving Commitment” means, as to each Lender (other than the Swingline Lenders), such Lender’s obligation to make Revolving Loans pursuant to Section 2.1., to issue (in the case of an Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.4.(i), and to participate in Swingline Loans pursuant to Section 2.5.(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Lender in accordance with Section 2.17., as the same may be reduced from time to time pursuant to Section 2.13. or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5. or increased as appropriate to reflect any increase in Revolving Commitments effected in accordance with Section 2.17.
“Revolving Commitment Percentage” means, as to each Lender with a Revolving Commitment, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Lender with a Revolving Commitment shall be the “Revolving Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.
“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).
“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit H, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.
“Sanctioned Country” means, at any time, a country, territory or region which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America,

including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority, (b) any Person organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person fifty percent (50%) or more owned by any Persons or agencies described in any of the preceding clauses (a) through (c).
“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority.
“Scheduled Principal Payment” means all scheduled principal payments with respect to Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis (excluding any balloon or final payment) without giving effect to any reduction in such scheduled principal payments as a result of any voluntary or mandatory prepayment with respect thereto made in the same period in which such principal payment was scheduled to be made. For purposes of determining Scheduled Principal Payments, Indebtedness shall not include security deposits, accrued liabilities or prepaid rent, each as defined in accordance with GAAP.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Debt Ratio” has the meaning given that term in Section 9.1.(d).
“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Consolidated Total Indebtedness of such Person outstanding on such date that is secured in any manner by any Mortgage Lien on any property.
“Securities Act” means the Securities Act of 1933.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Auction” means a solicitation of Bid Rate Quotes setting forth SOFR Margin Loans based on SOFR pursuant to Section 2.3.
“SOFR Margin” has the meaning given that term in Section 2.3.(c)(ii)(D).
“SOFR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of SOFR pursuant to a SOFR Auction.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Cash Management Agreement” means any Cash Management Agreement that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Cash Management Bank.
“Specified Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.
“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of a Loan Party under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.
“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.
“S&P” means Standard & Poor’s Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor.
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company, trust or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, trustees or other individuals performing similar functions of such corporation, partnership, limited liability company, trust or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless explicitly set forth to the contrary, a reference to a “Subsidiary” means a direct or indirect Subsidiary of the Borrower.
“Subsidiary Guarantors” means each Subsidiary (other than an Unsecured Indebtedness Subsidiary) that hereafter joins in the Guaranty by execution of an Accession Agreement (or Guaranty, as the case may be) pursuant to Section 7.13.(b).
“Subsidiary Guaranty Documents” means, with respect to any Subsidiary that is required to become a Guarantor pursuant to Section 7.13., the following documents: (x) an Accession Agreement (or if the Guaranty is not then in effect, the Guaranty) executed by such Subsidiary; provided, however, that in the case of any Unsecured Indebtedness Subsidiary that is a non-Wholly Owned Subsidiary, the Accession Agreement or Guaranty, as applicable, shall be adjusted as necessary to ensure that the scope of the guaranty obligations thereunder incorporate any limitations applicable to the guaranty obligations of such Unsecured Indebtedness Subsidiary under the other Unsecured Indebtedness in respect of which it is a guarantor and (y) the items with respect to such Subsidiary that would have been delivered under Sections 5.1.(a)(iv) through (viii) and (xvi) if such Subsidiary had been a Subsidiary Guarantor on the Agreement Date (in the case of Section 5.1.(a)(iv), only to the extent reasonably requested by the Administrative Agent), each in form and substance reasonably satisfactory to the Administrative Agent.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of 10% of total assets (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a Consolidated basis.
“Supported QFC” has the meaning given that term in Section 12.10.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Availability” has the meaning given that term in Section 2.5.(a).
“Swingline Commitment” means each Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.5. in an amount up to, but not exceeding the Swingline Availability, as such amount may be reduced from time to time in accordance with the terms hereof.
“Swingline Lender” means each of Wells Fargo, Bank of America and JPMorgan in such capacity, each together with its respective successors and assigns.
“Swingline Loan” means a loan made by the applicable Swingline Lender to the Borrower pursuant to Section 2.5.
“Swingline Maturity Date” means the date which is 7 Business Days prior to the Termination Date.
“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit I, payable to the order of the applicable Swingline Lender in a principal amount equal to the amount of such Swingline Lender’s Swingline Commitment as originally in effect and otherwise duly completed.
“Swingline Sublimit” has the meaning given that term in Section 2.5.(a).
“Syndication Agents” has the meaning set forth in the introductory paragraph hereof.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or a Term SOFR Loan, a percentage per annum as set forth below for the applicable type of such Loan and (if applicable) Interest Period therefor:
Base Rate Loans:

0.100%

Term SOFR Loans:

Interest Period	Percentage
One month	0.100%
Three months	0.150%
Six months	0.250%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Loan” means a Revolving Loan (other than a Base Rate Loan) denominated in Dollars, the rate of interest applicable to which is based upon Adjusted Term SOFR.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means March 31, 2026, or such later date to which the Termination Date may be extended pursuant to Section 2.14.
“Titled Agent” has the meaning given that term in Section 11.9.
“Total Asset Value” means an amount equal to (a) all assets of a Person and its Subsidiaries as determined in accordance with GAAP plus (b) all accumulated depreciation associated with such assets minus (c) Intangible Assets. For purposes of determining Total Asset Value (i) to the extent the amount of Total Asset Value attributable to Joint Ventures would exceed 25% of Total Asset Value, such excess shall be excluded and (ii) to the extent the amount of Total Asset Value attributable to Development Properties would exceed 35% of Total Asset Value, such excess shall be excluded.
“Type” refers to whether such Loan or portion thereof is a Term SOFR Loan, a Daily SOFR Loan or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unencumbered Adjusted NOI” means, as to any Person, for any period, the Net Operating Income from all Property of such Person and its Subsidiaries included in Unencumbered Asset Value for such period, determined on a Consolidated basis for such Person and its Subsidiaries
“Unencumbered Asset Value” means the sum of (a) the aggregate net book value, as determined in accordance with GAAP, of all Property of a Person that is not subject to a Mortgage Lien or Negative Pledge, plus (b) all accumulated depreciation and amortization with respect to such real properties, plus (c) Unrestricted Cash and Cash Equivalents of such Person, plus (d) the sum of (i) unencumbered mezzanine and mortgage loan receivables (at the value reflected in the Consolidated financial statements of the Borrower, in accordance with GAAP, as of such date, including the effect of any impairment charges) and (ii) unencumbered marketable securities (at the value reflected in the Consolidated financial statements of the Borrower, in accordance with GAAP, as of such date, including the effect of any impairment charges), provided that the items described in this clause (ii) and in the preceding clause (i) shall not be taken into account to the extent that the amounts of such items exceed, in the aggregate, 20% of Unencumbered Asset Value.
“Unrestricted Cash and Cash Equivalents” means the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries on a Consolidated basis; provided that Unrestricted Cash and Cash Equivalents shall exclude cash and Cash Equivalents subject to a Lien (other than customary rights of set-off and statutory or common law provisions relating to bankers’ liens).
“Unsecured Indebtedness” means that portion of Consolidated Total Indebtedness that is not Secured Indebtedness or a Guaranty of Secured Indebtedness.
“Unsecured Indebtedness Subsidiary” means any Subsidiary of the Borrower that is a borrower or a guarantor, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness (other than (a) obligations arising under the Loan Documents, (b) intercompany Indebtedness between or among any of the Borrower and its Subsidiaries, (c) contingent obligations in respect of any purchase of the Equity Interests of any non-Wholly Owned Subsidiary owned by any holder of any minority interest in such Subsidiary and (d) obligations incurred by Subsidiaries of the Borrower in an aggregate amount not to exceed $5,000,000 that do not constitute guarantees of any obligation of the Borrower).
“Unsecured Interest Expense” means, as to any Person and for any period, all Interest Expense of such Person for such period attributable to Unsecured Indebtedness of such Person.
“Unsecured Leverage Ratio” has the meaning given that term in Section 9.1.(b).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Article II and Section 4.2, such day is also a Business Day.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning given that term in Section 12.10.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10.(g)(ii)(B)(III).
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wells Fargo Fee Letter” has the meaning assigned to such term in the definition of “Fee Letters”.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2.GAAP. General; References to Eastern Time.
(a)GAAP. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 12.6.); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.
(b)General. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
(c)Time Zone, Due Dates. Unless otherwise indicated, (a) all references to time are references to Eastern time daylight or standard, as applicable and (b) when any date specified herein as the due date for a payment, notice or other deliverable is not a Business Day, such due date shall be extended to the next following Business Day.
Section 1.3.Rates.
The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.2.(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.4.Division.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.5.Sustainability Adjustment Amendments.
(a)After the Effective Date, the Borrower, in consultation with the Administrative Agent and the Arrangers, shall be entitled in its sole discretion to establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Borrower and its Subsidiaries. The Administrative Agent and the Borrower may amend this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions, which may include the designation of one or more sustainability structuring agents (the “ESG Pricing Provisions”) into this Agreement, and any such ESG Amendment shall become effective upon the posting of such proposed ESG Amendment to all Lenders and the Borrower and the receipt by the Administrative Agent of executed signature pages and consents to such ESG Amendment from the Borrower, the Administrative Agent and Lenders comprising the Requisite Lenders. Upon the effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPIs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Rate Adjustments”) to the otherwise applicable Ratings-Based Applicable Margin for Term SOFR Loans, Daily SOFR Loans and Base Rate Loans will be made; provided that (i) the amount of such adjustments shall not exceed an increase and/or decrease of 0.02% in the aggregate for all KPIs and (ii) in no event shall the Ratings-Based Applicable Margin be less than zero. The KPIs, the Borrower’s performance against the KPIs, and any related ESG Applicable Rate Adjustments resulting therefrom, will be determined based on certain Borrower certificates, third-party audits, reports and other documents, in each case, setting forth the calculation and measurement of the KPIs and implemented with reference to prevailing market practice and the Sustainability Linked Loan Principles (as published in May 2021 and updated in July 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, as such principles may be further updated from time to time) and to be mutually agreed between the Borrower, the Administrative Agent and the Arrangers. Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Requisite Lenders so long as such modification does not have the effect of reducing the Ratings-Based Applicable Margin to a level not otherwise permitted by this Section 1.5.
(b)The Administrative Agent and the Arrangers will assist the Borrower in (i) determining the ESG Pricing Provisions in connection with any proposed ESG Amendment and (ii) preparing informational materials focused on ESG to be used in connection with any proposed ESG Amendment.
(c)This Section 1.5. shall supersede any other clause or provision in Section 12.6. to the contrary.
ARTICLE II.Credit Facility
Section 1.1.Revolving Loans.
(a)Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.16, each Lender severally and not jointly agrees to make Revolving Loans denominated in Dollars to the Borrower during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Revolving Commitment. Each borrowing of Revolving Loans that are to be (i) Base Rate Loans or Daily SOFR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof and (ii) Term SOFR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess thereof. Notwithstanding the immediately preceding two sentences but subject to Section 2.16., a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.
(b)Requests for Revolving Loans. Not later than 11:00 a.m. Eastern time on the proposed date of a borrowing of Revolving Loans that are to be Base Rate Loans or Daily SOFR Loans and not later than 11:00 a.m. Eastern time at least 3 U.S. Government Securities Business Days prior to a borrowing of Revolving Loans that are to be Term SOFR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day for any Loan and a U.S. Government Securities Business Day for any Term SOFR Loan), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be Term SOFR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a

Revolving Loan will be a Base Rate Loan, a Daily SOFR Loan or a Term SOFR Loan) request that the Administrative Agent provide the Borrower with the most recent SOFR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter. If no Interest Period is specified with respect to any requested Term SOFR Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 1:00 p.m. Eastern time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 2:00 p.m. Eastern time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent; provided, however, that if at the time of the making of any Revolving Loans any Swingline Loans shall be outstanding, the proceeds of such Revolving Loans shall first be applied to repay the outstanding Swingline Loans and then shall be applied as otherwise requested by the Borrower.
(d)Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Overnight Rate and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.
Section 1.2.[RESERVED].
Section 1.3.Bid Rate Loans.
(a)Bid Rate Loans. At any time during the period from the Effective Date to but excluding the Termination Date, and so long as the Borrower continues to maintain an Investment Grade Rating from S&P and Moody’s, the Borrower may, as set forth in this Section, request the Lenders to make offers to make Bid Rate Loans to the Borrower in Dollars. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.
(b)Requests for Bid Rate Loans. When the Borrower wishes to request from the Lenders offers to make Bid Rate Loans, it shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 11:00 a.m. Eastern time on (x) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (y) the date four (4) Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction. The Administrative Agent shall deliver to each Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent. The Borrower may request offers to make Bid Rate Loans for up to 3 different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit M and shall specify as to each Bid Rate Borrowing all of the following:
(i)the proposed date of such Bid Rate Borrowing, which shall be a Business Day;
(ii)the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof which shall not cause any of the limits specified in Section 2.16. to be violated;
(iii)whether the Bid Rate Quote Request is for SOFR Margin Loans or Absolute Rate Loans; and
(iv)the duration of the Interest Period applicable thereto, which shall not extend beyond the Termination Date.
The Borrower shall not deliver any Bid Rate Quote Request within 5 Business Days of the giving of any other Bid Rate Quote Request and the Borrower shall not deliver more than 4 Bid Rate Quote Requests in any calendar month.
(c)Bid Rate Quotes.
(i)Each Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower’s request under Section 2.3.(b) specified more than one Interest Period, such Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period. Each Bid Rate Quote must be submitted to the Administrative Agent not later than 10:30 a.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date 3 Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided that the Lender then acting as the Administrative Agent may submit a Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than 30 minutes prior to the latest time by which the Lenders must submit applicable Bid Rate Quotes. Any Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent given at the request of the Borrower. Such Bid Rate Loans may be funded by a Lender’s Designated Lender (if any) as provided in Section 12.5.(h); however, such Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.
(ii)Each Bid Rate Quote shall be substantially in the form of Exhibit N and shall specify:
(A)    the proposed date of borrowing and the Interest Period therefor;
(B)    the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Lender submits Bid Rate Quotes (x) may be greater or less than the Revolving Commitment of such Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided further that any Bid Rate Quote shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof;
(C)    in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D)    in the case of a SOFR Auction, the margin above or below applicable SOFR (the “SOFR Margin”) offered for each such SOFR Margin Loan, expressed as a percentage (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)) to be added to (or subtracted from) the applicable SOFR; and
(E)    the identity of the quoting Lender.
Unless otherwise agreed by the Administrative Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.
(d)Notification by Administrative Agent. The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 11:30 a.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (y) on the date 3 Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction), notify the Borrower of the terms (i) of any Bid Rate Quote submitted by a Lender that is in accordance with Section 2.3.(c) and (ii) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (B) the principal amounts and Absolute Rates or SOFR Margins, as applicable, so offered by each Lender (identifying the Lender that made such Bid Rate Quote).
(e)Acceptance by Borrower.
(i)Not later than 12:30 p.m. Eastern time (x) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (y) on the date 3 Business Days prior to the proposed date of borrowing, in the case of a SOFR Auction, the Borrower shall notify the Administrative Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.3.(d). which notice shall be in the form of Exhibit O. In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the Borrower to give such notice by such time shall constitute nonacceptance. The Borrower may accept any Bid Rate Quote in whole or in part; provided that:
(A)    the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;
(B)    the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.3.(b)(ii) and together with all other Bid Rate Loans then outstanding shall not cause the limits specified in Section 2.16. to be violated;
(C)    acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or SOFR Margins, as applicable, in each case beginning with the lowest rate so offered;
(D)    any acceptance in part by the Borrower shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and
(E)    the Borrower may not accept any Bid Rate Quote that fails to comply with Section 2.3.(c) or otherwise fails to comply with the requirements of this Agreement.
(ii)If Bid Rate Quotes are made by two or more Lenders with the same Absolute Rates or SOFR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest

Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes are accepted shall be allocated by the Administrative Agent among such Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.
(f)Obligation to Make Bid Rate Loans. The Administrative Agent shall promptly (and in any event not later than (x) 1:30 p.m. Eastern time on the proposed date of borrowing of Absolute Rate Loans and (y) on the date 3 Business Days prior to the proposed date of borrowing of SOFR Margin Loans) notify each Lender as to whose Bid Rate Quote has been accepted and the amount and rate thereof. A Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.5.(d). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due. No Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 2:30 p.m. Eastern time on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its Principal Office in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower not later than 3:30 p.m. Eastern time on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.
(g)No Effect on Revolving Commitment. Except for the purpose and to the extent expressly stated in Section 2.13. and 2.16., the amount of any Bid Rate Loan made by any Lender shall not constitute a utilization of such Lender’s Revolving Commitment.
Section 1.4.Letters of Credit.
(a)Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.17., the Issuing Banks, on behalf of the Lenders, agree to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date, one or more standby letters of credit (including the Existing Letters of Credit, each a “Letter of Credit”) denominated in Dollars up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $30,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided, however, that an Issuing Bank shall not be obligated to issue any Letter of Credit if after giving effect to such issuance, the aggregate Stated Amounts of Letters of Credit issued by such Issuing Bank and then outstanding would exceed the Revolving Commitment of such Issuing Bank in its capacity as a Lender. The Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder on the Effective Date.
(b)Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to the approval of the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is 15 days prior to the Termination Date, or (ii) any Letter of Credit have a duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the current expiration date of such Letter of Credit beyond the earlier of (x) the date that is 15 days prior to the Termination Date and (y) the date one year after the current expiration date. Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Lenders no later than 30 days prior to the Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 30 days prior to the Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $25,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent and the Borrower).
(c)Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank it desires to issue a Letter of Credit and the Administrative Agent written notice at least 5 Business Days prior to the requested date of issuance of such Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the applicable Issuing Bank. Provided that the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 5.2., the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. An Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank, the Administrative Agent or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, an Issuing Bank shall deliver to the Borrower a copy of each Letter of Credit issued by such Issuing Bank within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document (excluding any certificate or other document presented by a beneficiary in connection with a drawing under such Letter of Credit) is inconsistent with a term of any Loan Document, the term of such Loan Document shall control. The Borrower shall examine the copy of any Letter of Credit or any amendment to a Letter of Credit that is delivered to it by the applicable Issuing Bank and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly (but in any event, within 5 Business Days after the later of (x) receipt by the beneficiary of such Letter of Credit of the original of, or amendment to, such Letter of Credit, as applicable and (y) receipt by the Borrower of a copy of such Letter of Credit or amendment, as applicable) notify such Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.
(d)Reimbursement Obligations. Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by such Issuing Bank of any demand for payment under such Letter of Credit and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation owing with respect to a Letter of Credit issued by such Issuing Bank, such Issuing Bank shall promptly pay to the Administrative Agent for the account of each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.

(e)Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the applicable Issuing Bank, or if the Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the applicable Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 12:00 noon Eastern time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.
(f)Effect of Letters of Credit on Revolving Commitments. Upon the issuance by an Issuing Bank of a Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
(g)Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit issued by an Issuing Bank against such documents, such Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, any of the Issuing Banks or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy, electronic mail or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any Issuing Bank’s, the Administrative Agent’s or any Lender’s rights or powers hereunder. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of

Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, any other Issuing Bank, the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between or among the Borrower, any Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of, or provide a right of setoff against, the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 12.9., but not in limitation of the Borrower’s unconditional obligation to reimburse an Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, any Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Lender with respect to any Letter of Credit.
(h)Amendments, Etc. The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by such Issuing Bank shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Lenders, if any, required by Section 12.6. shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).
(i)Lenders’ Participation in Letters of Credit. Immediately upon the issuance by an Issuing Bank of any Letter of Credit, each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit for which such Issuing Bank is not reimbursed in full by the Borrower through a Base Rate Loan or otherwise in accordance with the terms of this Agreement. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by it pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)). Upon receipt by the applicable Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of this subsection (i), such Lender’s Revolving Commitment Percentage of such payment.
(j)Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent, for the account of an Issuing Bank, on demand or upon notice in accordance with subsection (e) above, in immediately available funds in Dollars the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9.(d). If the notice referenced in the second sentence of Section 2.4.(e) is received by a Lender not later than 11:00 a.m. Eastern time, then such Lender shall make such payment available to the Administrative Agent not later than 1:00 p.m. Eastern time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. Eastern time on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, whether as a Base Rate Loan or as a participation, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1.(e) or (f), (iv) the termination of the Revolving Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of the applicable Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.
(k)Information to Lenders. Promptly following any change in Letters of Credit outstanding issued by an Issuing Bank, such Issuing Bank shall provide to the Administrative Agent, which shall promptly provide the same to each Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time. Upon the request of the Administrative Agent from time to time, an Issuing Bank shall deliver any other information reasonably requested by the Administrative Agent (or a Lender through the Administrative Agent) with respect to such Letter of Credit that is the subject of the request. Other than as set forth in this subsection, the Issuing Banks and the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank or the Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).
(l)Extended Letters of Credit. Each Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.
(m)Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Bank that is not also the financial institution acting as Administrative Agent, then (i) on the last Business Day of each calendar month, (ii) on each date that a Letter of Credit is amended, terminated or otherwise expires, (iii) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (iv) upon the request of the Administrative Agent, each Issuing Bank (or, in the case of clauses (ii), (iii) or (iv) of this Section, the applicable Issuing Bank) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Bank) with respect to each Letter of Credit issued by such Issuing Bank that is outstanding hereunder. In addition, each Issuing Bank shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Bank or making any change to its L/C Commitment. No failure on the part of any Issuing Bank to provide such information pursuant to this Section 2.4.(m) shall limit the obligations of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.
(n)Replacement and Resignation of Issuing Bank.
(i)    Any Issuing Bank may be replaced (including concurrently with the assignment of all of the Revolving Commitments and Revolving Loans of any Lender then acting as an Issuing Bank hereunder) at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and any successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.5.(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued by such successor Issuing Bank thereafter, (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require, and (iii) the successor Issuing Bank shall, or any other Issuing Bank may, issue letters of credit in substitution for all Letters of Credit issued by the replaced Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the replaced Issuing Bank to effectively assume the obligations of the replaced Issuing Bank with respect to such Letters of Credit. After the replacement of an Issuing Bank hereunder or the assignment of all of the Revolving Commitments and Revolving Loans of any Lender then acting as an Issuing Bank hereunder, the replaced or departing Issuing Bank shall remain a party hereto (but only to extent the replaced or departing Issuing Bank still has Letters of Credit that will be issued and outstanding) and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement for which there is no substituted Letter of Credit, but shall not be required to issue additional Letters of Credit.
(ii)Subject to the appointment and acceptance of a successor Issuing Bank, an Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.4.(n)(i) above.
Section 1.5.Swingline Loans.
(a)Swingline Loans. Subject to the terms and conditions hereof, including, without limitation, Section 2.16., each Swingline Lender severally and not jointly agrees to make Swingline Loans denominated in Dollars to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding $30,000,000 (the “Swingline Sublimit”), as such amount may be reduced from time to time in accordance with the terms hereof; provided that (i) after giving effect to any amount requested, the Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments and (ii) no Swingline Lender shall be obligated to make Swingline Loans in an aggregate outstanding principal amount in excess of the lesser of (i) one third of the Swingline Sublimit and (ii) an amount equal to (x) the Revolving Commitment of such Swingline Lender in its capacity as a Lender minus (y) the aggregate outstanding principal amount of Revolving Loans (including Swingline Loans) and Letter of Credit Liabilities made by such Swingline Lender in its capacity as a Lender (such lesser amount being such Swingline Lender’s “Swingline Availability”). If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Sublimit at such time or the aggregate principal amount of Swingline Loans made by any Swingline Lender shall exceed such Swingline Lender’s Swingline Availability at such time, the Borrower shall immediately pay the Administrative Agent for the account of the applicable Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder. Outstanding Swingline Loans shall be deemed to utilize the Revolving Commitments on a dollar-for-dollar basis.

(b)Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the applicable Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to such Swingline Lender and the Administrative Agent no later than 11:00 a.m. Eastern time on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to such Swingline Lender and the Administrative Agent by telecopy, electronic mail or other similar form of communication on the same day of the giving of such telephonic notice. Not later than 1:00 p.m. Eastern time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 5.2. for such borrowing, the applicable Swingline Lender will make the proceeds of such Swingline Loan available to the Administrative Agent at its Principal Office in Dollars, in immediately available funds, for the account of the Borrower. The Administrative Agent shall, subject to satisfaction of the applicable conditions set forth in Section 5.2. for such borrowing, make the amount so received available to the Borrower on such date by depositing the same in Dollars in immediately available funds, in an account of the Borrower designated by the Borrower in its Disbursement Instruction Agreement.
(c)Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans or at such other rate or rates as the Borrower and the applicable Swingline Lender may agree from time to time in writing. Interest on Swingline Loans is solely for the account of the applicable Swingline Lender (except to the extent a Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.6. with respect to interest on Base Rate Loans (except as the applicable Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan made by such Swingline Lender).
(d)Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the applicable Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $500,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the applicable Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give such Swingline Lender and the Administrative Agent prior written notice thereof no later than 12:00 noon Eastern time on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by a Swingline Note in favor of a Swingline Lender if requested by such Swingline Lender.
(e)Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the applicable Swingline Lender and, in any event, within 5 Business Days after the date such Swingline Loan was made (or, if earlier, the date following the making of such Swingline Loan on which any Revolving Loan shall be made pursuant to Section 2.1.); provided, that (x) upon the making of any Revolving Loan when a Swingline Loan is outstanding, the proceeds of such Revolving Loan shall be applied first to repay any such outstanding Swingline Loan and (y) the proceeds of a Swingline Loan may not be used to pay a Swingline Loan. Any Swingline Lender making demand for repayment of a Swingline Loan made by such Swingline Lender shall notify the Administrative Agent of such demand on the date such demand is made. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the applicable Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the applicable Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the applicable Swingline Lender to act on its behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1.(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection. Such Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 11:00 a.m. Eastern time at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from such Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Lender of the proposed borrowing. Not later than 1:00 p.m. Eastern time on the proposed date of such borrowing, each Lender will make available to the Administrative Agent at the Principal Office for the account of such Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. The Administrative Agent shall pay the proceeds of such Revolving Loans to such Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including without limitation, the existence of any of the Defaults or Events of Default described in Sections 10.1.(e) or (f), each Lender shall purchase from the applicable Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of such Swingline Lender in Dollars and in immediately available funds. A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, any Swingline Lender or any other Person whatsoever, (ii) the existence of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1.(e) or (f)), or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to such Swingline Lender by any Lender, such Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Overnight Rate. If such Lender does not pay such amount forthwith upon such Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, such Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to such Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).
Section 1.6.Rates and Payment of Interest on Loans.
(a)Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans;
(ii)during such periods as such Loan is a Term SOFR Loan, at Adjusted Term SOFR for such Loan for the Interest Period therefor, plus the Applicable Margin for SOFR Loans;
(iii)during such periods as such Loan is a Daily SOFR Loan, at Adjusted Daily Simple SOFR for such Loan (as in effect from time to time), plus the Applicable Margin for Daily SOFR Loans;
(iv)if such Loan is an Absolute Rate Loan, at the Absolute Rate for such Loan for the Interest Period therefor quoted by the Lender making such Loan in accordance with Section 2.3.; and
(v)if such Loan is a SOFR Margin Loan, at SOFR for such Loan for the Interest Period therefor plus the SOFR Margin quoted by the Lender making such Loan in accordance with Section 2.3.

Notwithstanding the foregoing, (a) automatically upon any Event of Default under Section 10.1.(a), (e) or (f) or (b) at the option of the Requisite Lenders (upon notice to the Borrower), while any other Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender and each Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) with respect to any Base Rate Loan or Daily SOFR Loan, quarterly in arrears on the first day of each calendar quarter, commencing with the first full calendar quarter occurring after the Effective Date, (ii) with respect to any Term SOFR Loan, the last day of the Interest Period applicable thereto and, in the case of any Term SOFR Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three months’ duration after the first day of such Interest Period, (iii) with respect to any Bid Rate Loan, as provided in Section 2.8.(b) and (iv) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). In the event of (i) any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) any conversion of any Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(c)Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within 5 Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, any Issuing Bank’s, or any Lender’s other rights under this Agreement.
(d)Term SOFR and Adjusted Daily Simple SOFR Conforming Changes. In connection with the use or administration of Term SOFR and Adjusted Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or Adjusted Daily Simple SOFR.
Section 1.7.Number of Interest Periods.
There may be no more than ten (10) different Interest Periods for Term SOFR Loans and Bid Rate Loans, collectively, outstanding at the same time.

Section 1.8.Repayment of Loans.
(a)Revolving Loans. The Borrower promises to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Termination Date (or such earlier date on which the Revolving Commitments are terminated in full in accordance with this Agreement).
(b)Bid Rate Loans. The Borrower promises to repay the entire outstanding principal amount of, and all accrued but unpaid interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan (or such earlier date on which the Revolving Commitments are terminated in full in accordance with this Agreement).
Section 1.9.Prepayments.
(a)Optional. Subject to Section 4.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least 3 U.S. Government Securities Business Days prior written notice of the prepayment of any Loan. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.
(b)Mandatory.
(i)Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and Bid Rate Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders, the amount of such excess.
(ii) Bid Rate Facility Overadvance. If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceeds one half of the aggregate amount of all Revolving Commitments at such time, then the Borrower shall immediately pay to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess.
(iii)Application of Mandatory Prepayments. Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2., and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. Amounts paid under the preceding subsection (b)(ii) shall be applied in accordance with Section 3.2.(c). If the Borrower is required to pay any outstanding Term SOFR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.
(c)No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.
Section 1.10.Continuation.
So long as no Default or Event of Default exists, the Borrower may, on any U.S. Government Securities Business Day, with respect to any Term SOFR Loan, elect to maintain such Term SOFR Loan or any portion thereof as a Term SOFR Loan by selecting a new Interest Period for such Term SOFR Loan. Each Continuation of a Term SOFR Loan shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Eastern time on the third U.S. Government Securities Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Term SOFR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any Term SOFR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a Term SOFR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, unless repaid such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11. or the Borrower’s failure to comply with any of the terms of such Section.
Section 1.11.Conversion.
The Borrower may, on any U.S. Government Securities Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan or Daily SOFR Loan may not be Converted into a Term SOFR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loan or Daily SOFR Loans into Term SOFR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount. Any Conversion of a Term SOFR Loan into a Base Rate Loan or Daily SOFR Loan shall be made on, and only on, the last day of an Interest Period for such Term SOFR Loan. Each such Notice of Conversion shall be given not later than 11:00 a.m. Eastern time 3 U.S. Government Securities Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term SOFR Loan, the requested duration of the Interest Period of such Loan. If the Borrower shall elect a conversion to Term SOFR Loans but fails to select an Interest Period for any Term SOFR Loan in accordance with this Section, the Borrower shall be deemed to have selected an Interest Period of one month. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 1.12.Notes.
(a)Notes. To the extent requested by any Lender, the Revolving Loans made by such Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed. Except in the case of a Lender that has notified the Administrative Agent in writing that it elects not to receive a Bid Rate Note, the Bid Rate Loans made by a Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Bid Rate Note payable to the order of such Lender. To the extent requested by any Swingline Lender, the Swingline Loans made by such Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the order of such Swingline Lender.
(b)Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative

Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 1.13.Voluntary Reductions of the Revolving Commitments.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Bid Rate Loans and Swingline Loans) at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $1,000,000 and integral multiples of $500,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Revolving Commitments below $100,000,000 unless the Borrower is terminating the Revolving Commitments in full; provided, further, however, that such Commitment Reduction Notice may be revoked or modified in connection with a requested termination of the aggregate amount of all Revolving Commitments that is contingent on the consummation of a refinancing, change of control event or other capital transaction that does not close on the originally anticipated closing date. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction. Without limitation of the provisions of Section 2.17., the Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 4.4.
Section 1.14.Extension of Termination Date.
The Borrower shall have the right, exercisable two times, to request that the Administrative Agent and the Lenders extend the Termination Date for an additional six-month period (provided that if such six-month period shall end on a date that is not a Business Day, it shall end on the immediately preceding Business Day). The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 30 days but not more than 90 days prior to the current Termination Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for 6 months effective upon receipt by the Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of receipt by the Administrative Agent of written notice of the Borrower’s request to extend the Termination Date and as of the then existing Termination Date with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and (y) the Borrower shall have paid the Fees payable under Section 3.5.(d). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief accounting officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).
Section 1.15.Expiration Date of Letters of Credit Past Revolving Commitment Termination.
If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise) there are any Letters of Credit outstanding hereunder and the aggregate Stated Amount of such Letters of Credit exceeds the balance of available funds on deposit in the Letter of Credit Collateral Account, then the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Banks, for deposit into the Letter of Credit Collateral Account, an amount of money equal to the amount of such excess.
Section 1.16.Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Revolving Loan, no Lender shall make any Bid Rate Loan, no Issuing Bank shall be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.13. shall take effect, if, immediately after the making of such Revolving Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments, (a) the aggregate principal amount of all outstanding Revolving Loans, Bid Rate Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time, or (b) the aggregate principal amount of all outstanding Bid Rate Loans would exceed 50.0% of the aggregate amount of the Revolving Commitments at such time.
Section 1.17.Increase in Aggregate Revolving Commitments and Incremental Term Loans.
(a)The Borrower shall have the right to request increases in the aggregate amount of the Revolving Commitments (any such increase being “Incremental Revolving Commitments”) or to request new term loans (an “Incremental Term Loan Facility”; any advance thereunder being an “Incremental Term Loan Advance”; and each Incremental Term Loan Facility, together with all Incremental Revolving Commitments, collectively, the “Incremental Facilities” and, individually, an “Incremental Facility”) (or any combination of the foregoing) by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that (i) the aggregate amount of all Incremental Facilities shall not exceed $300,000,000, and (ii) the aggregate Revolving Commitment plus the principal amount of all Incremental Term Loan Facilities shall not exceed $1,000,000,000. Each such Incremental Facility must be an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such Incremental Facility, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such Incremental Facility and the allocations of the Revolving Commitments under such Incremental Facility among such existing Lenders and/or other banks, financial institutions and other institutional lenders. Notwithstanding the foregoing, participation in all or any portion of such Incremental Facility may be offered by the Administrative Agent to any existing Lender in the applicable Facility selected by the Borrower or to any other bank, financial institution or other institutional lender selected by the Borrower, subject to the approval of the Administrative Agent, and, with respect to Incremental Revolving Commitments, each Swingline Lender and each Issuing Bank, in each case to the extent set forth in clause (v) of subsection (f) below. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment or provide any other Incremental Facility, as applicable, and any new Lender becoming a party to this Agreement in connection with any such Incremental Facility must be an Eligible Assignee.
(b)If a Person becomes a new Lender under this Agreement, or if any existing Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Lender hereunder (or, in the case of an existing Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Lenders its Revolving Commitment Percentage (determined with respect to the Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving

Commitments) of any outstanding Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.4.(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the prepayment of any such Loans.
(c)If pursuant to this Section 2.17. one or more Lenders (each an “Additional Term Loan Lender”) shall agree to make an applicable Incremental Term Loan Advance, such Incremental Term Loan Advance shall be made, on a date agreed to by the Borrower, the Administrative Agent and the Additional Term Loan Lenders, in accordance with the following conditions and procedures:
(i)Not later than 11:00 a.m. Eastern time on the proposed date of a borrowing of Base Rate Loans or Daily SOFR Loans comprising all or a portion of an Incremental Term Loan Advance and not later than 11:00 a.m. Eastern time at least three (3) U.S. Government Securities Business Days prior to a borrowing of Term SOFR Loans comprising all or a portion of an Incremental Term Loan Advance, the Borrower shall deliver to the Administrative Agent (A) a Notice of Borrowing with respect to such Incremental Term Loan Advance and (B) Notices of Continuation and/or Notices of Conversion with respect to any then outstanding term loans under any Incremental Term Loan Facility, such that, on the date of such Incremental Term Loan Advances, the term loans then outstanding and such Incremental Term Loan Advances shall be combined so that all Lenders providing term loans under any Incremental Term Loan Facilities (including such Additional Term Loan Lenders) hold pro rata amounts of each portion of the term loans (including such Incremental Term Loan Advance) of each Type and Interest Period. Each such Notice of Borrowing, Notice of Conversion and Notice of Continuation shall specify the Type of such Incremental Term Loan Advances, and if such Incremental Term Loan Advances are to be a Term SOFR Loan, the Interest Period therefor, all in accordance with the provisions of the immediately preceding sentence. Such notices shall be irrevocable once given and binding on the Borrower.
(ii)Each Additional Term Loan Lender shall deposit an amount equal to its applicable Incremental Term Loan Advance with the Administrative Agent at the Principal Office, in immediately available funds not later than 1:00 p.m. Eastern time on the date on which it has agreed to make such Incremental Term Loan Advance.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower at the Principal Office, not later than 2:00 p.m. Eastern time on such date the proceeds of such amounts received by the Administrative Agent.
(iii)The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the Conversion of any portion of the Incremental Term Loan Advances as provided above.
(d)Incremental Term Loan Advances and Incremental Revolving Commitments may be made hereunder pursuant to an amendment or an amendment and restatement (an “Incremental Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender participating in such Incremental Facility and the Administrative Agent. Notwithstanding anything to the contrary in Section 12.6., the Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.17. Each Incremental Term Loan Facility will mature and amortize in a manner reasonably acceptable to the Administrative Agent, each Lender participating in such Incremental Facility and the Borrower.
(e)Loans made pursuant to any Incremental Facility shall rank pari passu in right of payment, and shall be guaranteed on a pari passu basis, with the Loans.

(f)The effectiveness of Incremental Facilities under this Section are subject to the following conditions precedent: (v) the approval of any new Lender (other than an Eligible Assignee) by the Administrative Agent and, with respect to any Incremental Revolving Commitments, each Swingline Lender and each Issuing Bank, (w) no Default or Event of Default shall be in existence on the effective date of such Incremental Facility, (x) the representations and warranties made or deemed made by the Borrower and any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date), (y) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Section 9.1., and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such Incremental Facility and (B) all corporate or other necessary action taken by each Guarantor authorizing the guaranty of such Incremental Facility; (ii) a supplement to this Agreement executed by the Borrower and any Lender providing such Incremental Facility which supplement may include such amendments to this Agreement as the Administrative Agent deems reasonably necessary or appropriate to implement the transactions contemplated by this Section 2.17., together with the consent of the Guarantors thereto; (iii) if requested by the Administrative Agent, an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent, the Issuing Banks and the Lenders covering such matters as reasonably requested by the Administrative Agent; (iv) if requested by any new Lender or any existing Lender increasing its Revolving Commitment, new Revolving Notes executed by the Borrower, payable to any new Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Lenders increasing their Revolving Commitments, in the amount of such Lender’s Revolving Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Commitments; and (v) if requested by any Additional Term Loan Lender, a term loan note executed by the Borrower payable to such Additional Term Loan Lender in the amount of such Additional Term Loan Lender’s term loans under any Incremental Term Loan Facilities. In connection with any Incremental Facility pursuant to this Section 2.17., any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
Section 1.18.Funds Transfer Disbursements.
The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.
ARTICLE III.Payments, Fees and Other General Provisions
Section 1.1.Payments.
(a)Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day for any Base Rate Loan or Daily SOFR Loan and on the next succeeding U.S. Government Securities Business Day for any Term SOFR Loan).

Subject to Section 10.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of an Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day or U.S. Government Securities Business Day, as applicable, such date shall be extended to the next succeeding Business Day or U.S. Government Securities Business Day, as applicable, and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
(b)Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
Section 1.2.Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Sections 2.1.(a), 2.4.(e) and 2.5.(e) shall be made from the Lenders, each payment of the fees under Section 3.5.(b), the first sentence of Section 3.5.(c), and Section 3.5.(d) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13. shall be applied to the respective Revolving Commitments of the Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with such respective Revolving Commitments; (c) each prepayment of principal of Bid Rate Loans pursuant to Section 2.9.(b)(ii) shall be made for account of the Lenders then owed Bid Rate Loans pro rata in accordance with the respective unpaid principal amounts of the Bid Rate Loans then owing to each such Lender; (d) [reserved]; (e) each payment of interest on Loans shall be made for the account of the applicable Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (f) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Sections 4.1.(c) and 4.5.) shall be made pro rata among the applicable Lenders according to the amounts of their respective Revolving Loans, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (g) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.5., shall be in accordance with their respective Revolving Commitment Percentages; and (h) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4., shall be in accordance with their respective Revolving Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the applicable Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.5.(e), in which case such payments shall be pro rata in accordance with such participating interests).
Section 1.3.Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations owing to such Lender (other than Specified Derivatives Obligations) resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligation greater than the share thereof as provided in Section 3.2. or Section 10.5., as applicable, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations owing to the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with Section 3.2. or Section 10.5., as applicable; provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 3.9.(e) or (z) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans or participations in Swingline Loans or Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, subject to Section 12.3, exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 1.4.Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 1.5.Fees.
(a)Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent, each Arranger and each Lender all fees then due and payable as have been agreed to in writing by the Borrower, the Arrangers and the Administrative Agent in the Fee Letters or otherwise.
(b)Facility Fees. During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders a facility fee equal to the aggregate amount of the Lenders’ Revolving Commitments (whether or not utilized) times a rate per annum equal to the Facility Fee. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.
(c)Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Term SOFR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to but excluding the date such Letter of Credit is drawn in full; provided, however, notwithstanding anything to the contrary contained herein, while any Event of Default exists, upon request of the Requisite Lenders, such letter of credit fees shall accrue at the Post-Default Rate. In addition to such fees, the Borrower shall pay to each Issuing Bank solely for its own account, a fronting or issuance fee in respect of each Letter of Credit issued by such Issuing Bank in an amount to be agreed between the Borrower and such Issuing Bank, which fee may be payable either as a percentage of the Stated Amount of such Letter of Credit or as a per annum rate on the daily average Stated Amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit (1) to and including the date such Letter of Credit expires or is cancelled or terminated or (2) to but excluding the date such Letter of Credit is drawn in full. The fees provided for in this subsection shall be nonrefundable and payable in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent. The Borrower shall pay directly to each Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.
(d)Revolving Credit Extension Fee. If the Termination Date is being extended in accordance with Section 2.14., the Borrower shall pay to the Administrative Agent for the account of each Lender a fee equal to 0.0625% (6.25 basis points) of the amount of such Lender’s Revolving Commitment (whether or not utilized) in effect on the effective date of such extension. Such fee shall be due and payable in full on and as a condition to the effective date of such extension.
(e)Bid Rate Loan Fees. The Borrower agrees to pay to the Administrative Agent a fee equal to $1,000 at the time of each Bid Rate Quote Request made hereunder for services rendered by the Administrative Agent in connection with the Bid Rate Loans.
(f)Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Wells Fargo Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.
Section 1.6.Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed for the actual number of days elapsed on the basis of a year of 360 days, except interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.
Section 1.7.Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6.(a)(i) and

(ii) and, with respect to Swingline Loans, in Section 2.5.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 1.8.Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 1.9.Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 12.6.
(b)Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swingline Lenders hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposures with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposures with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.4.(j) in respect of Letters of Credit (such amounts, “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V. were satisfied or waived, such payment shall be applied solely to pay the

Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)) are held by the Lenders pro rata as if there had been no Lenders that are Defaulting Lenders. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.
(c)Certain Fees.
(i)No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5.(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5.(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).
(iii)With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Issuing Banks and the Swingline Lenders, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or such Swingline Lender’s Fronting Exposure to such Defaulting Lender and not, in the case of such Issuing Bank, Cash Collateralized in accordance with subsection (e) of this Section 3.9., and (z) not be required to pay the remaining amount of any such Fee.
(d)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) no Event of Default shall have occurred and is continuing at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such condition is satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 12.20., no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)Cash Collateral, Repayment of Swingline Loans.
(i)If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the applicable Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposures in accordance with the procedures set forth in this subsection.

(ii)At any time that there shall exist a Defaulting Lender, within 1 Business Day following the written request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to the applicable Letters of Credit issued and outstanding at such time.
(iii)The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposures of the Issuing Banks with respect to the applicable Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iv)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(v)Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ Fronting Exposures shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Banks may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(f)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lenders and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, subject to Section 12.20., except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(g)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(h)Purchase of Defaulting Lender’s Commitment/Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower’s giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender, and upon such demand such Defaulting Lender shall promptly, so long as such assignment shall not conflict with Applicable Law, assign its Revolving Commitment and Loans and all of its other interests, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Revolving Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.5.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 12.5.(b), shall pay to the Administrative Agent an assignment fee in the amount of $4,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.
Section 1.10.Taxes.
(a)Issuing Bank. For purposes of this Section, the term “Lender” includes the Issuing Banks and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation as Administrative Agent.
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN, or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(IV)to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D),

“FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE IV.Yield Protection, Etc.
Section 1.1.Additional Costs; Capital Adequacy.
(a)Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(b)Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent on its own account or for the account of a Lender from time to time such amounts as the Administrative Agent or such Lender may determine to be necessary to compensate the Administrative Agent or such Lender for any costs incurred by the Administrative Agent or such Lender that it determines are attributable to its making of or maintaining, continuing or converting any Loans or its obligation to make, maintain, continue or convert any Loans hereunder, any reduction in any amount receivable by the Administrative Agent or such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by the Administrative Agent or such Lender of capital or liquidity in respect of its Loans or its Revolving Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)changes the basis of taxation of any amounts payable to the Administrative Agent or such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Revolving Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);
(ii)imposes or modifies any reserve, special deposit, compulsory loan, liquidity, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on Term SOFR Loans, Daily SOFR Loans or SOFR Margin Loans is determined to the extent utilized when determining SOFR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Revolving Commitments of such Lender hereunder); or
(iii)imposes on any Lender or any interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.
(c)Lender’s Suspension of Term SOFR Loans, Daily SOFR Loans or SOFR Margin Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on Term SOFR Loans, Daily SOFR Loans or SOFR Margin Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes Term SOFR Loans, Daily SOFR Loans or SOFR Margin Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans or Daily SOFR Loans into, Term SOFR Loans or Daily SOFR Loans and/or the obligation of a Lender that has outstanding a Bid Rate Quote to make SOFR Margin Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).
(d)Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy, liquidity or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to an Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by an Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by such Issuing Bank or such Lender, the Borrower shall pay immediately to such Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by such Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.
(e)Notification and Determination of Additional Costs. Each of the Administrative Agent, the Issuing Banks and the Lenders, as the case may be, agrees to notify the Borrower (and in the case of an Issuing Bank or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable. The failure of the Administrative Agent, any Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of an Issuing Bank or a Lender, to the Administrative Agent as well) a certificate setting forth in reasonable detail the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be (i) made in good faith (and on a non-arbitrary basis) (it being agreed that none of the Administrative Agent, any Issuing Bank or any Lender shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim) and (ii) conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent, any such Issuing Bank and/or any such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 1.2.Changed Circumstances
(a)Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a Term SOFR Loan or Daily SOFR Loan or a conversion to or continuation thereof, or a SOFR Margin Loan, or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed Term SOFR Loan or Daily SOFR Loan, or SOFR for the applicable Interest Period with respect to a proposed SOFR Margin Loan, on or prior to the first day of such Interest Period, (ii) the Requisite Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period or (iii) any Lender that has outstanding a Bid Rate Quote with respect to a SOFR Margin Loan reasonably determines (which determination shall be conclusive) that SOFR will not adequately and fairly reflect the cost to such Lender of making or maintaining such SOFR Margin Loan, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans or Daily SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a Term SOFR Loan or Daily SOFR Loan shall be suspended (to the extent of the affected Term SOFR Loans or the affected Interest Periods), and in the case of clause (iii) above, no Lender that has outstanding a Bid Rate Quote with respect to a SOFR Margin Loan shall be under any obligation to make such Loan, until the Administrative Agent (with respect to clause (ii), at the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans or Daily SOFR Loans (to the extent of the affected Term SOFR Loans or Daily SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to (x) Daily SOFR Loans so long as Adjusted Daily Simple SOFR is not the subject of clauses (i) or (ii) above, or (y) Base Rate Loans if Adjusted Daily Simple SOFR is the subject of clauses (i) or (ii) above, in each case, in the amount specified therein and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted into (x) Daily SOFR Loans so long as Adjusted Daily Simple SOFR is not the subject of clauses (i) or (ii) above, or (y) Base Rate Loans if Adjusted Daily Simple SOFR is the subject of clauses (i) or (ii) above, in each case, at the end of the applicable Interest Period, or, in the case of any Daily SOFR Loan, or SOFR Margin Loan immediately. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.4.
(b)Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Term SOFR Loans, Daily SOFR Loan or SOFR Margin Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) any obligation of the Lenders to make Term SOFR Loans, Daily SOFR Loans or SOFR Margin Loans, as applicable, and any right of the Borrower to convert any Loan to a Term SOFR Loan or Daily SOFR Loan or continue any Loan as a Term SOFR Loan or Daily SOFR Loan, as applicable, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans or Daily SOFR Loans, as applicable, to (x) Daily SOFR Loans so long as SOFR and Adjusted Daily Simple SOFR is not the subject of illegality, or (y) Base Rate Loans if SOFR or Adjusted Daily Simple SOFR is the subject of illegality (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), or any affected SOFR Margin Loan to a Base Rate Loan, in each case on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans, Daily SOFR Loans or SOFR Margin Loans, to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans, Daily SOFR Loans or SOFR Margin Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.4.
(c)Benchmark Replacement Setting.
(i)Benchmark Replacement.
(A)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Requisite Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.2.(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.
(B)No Derivatives Contract shall be deemed to be a “Loan Document” for purposes of this Section 4.2.(c).
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.2.(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.2.(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.2.(c).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans or Daily SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to (x) Daily SOFR Loans so long as Adjusted Daily Simple SOFR is not the subject of such unavailability, or (y) Base Rate Loans if Adjusted Daily Simple SOFR is the subject of such unavailability and (B)(i) any outstanding affected Term SOFR Loans or Daily SOFR Loans will be deemed to have been converted to (x) Daily SOFR Loans so long as Adjusted Daily Simple SOFR is not the subject of such unavailability, or (y) Base Rate Loans if Adjusted Daily Simple SOFR is the subject of such unavailability, in each case, at the end of the applicable Interest Period and (ii) any outstanding affected SOFR Margin Loan shall have been deemed to have been converted immediately to a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
Section 1.3.[Reserved.]
Section 1.4.Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to (or reasonably expected to be incurred in connection with):

(i)any payment or prepayment (whether mandatory or optional) of a Term SOFR Loan or a Bid Rate Loan, or Conversion of a Term SOFR Loan, made by such Lender for any reason (including, without limitation, acceleration or the exercise by the Borrower of its rights under Section 4.6.) on a date other than the last day of the Interest Period for such Loan; or
(ii)any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2. to be satisfied) to borrow a Term SOFR Loan, Daily SOFR Loan or a Bid Rate Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a Term SOFR Loan or Daily SOFR Loan, or to Convert a Daily SOFR Loan into a Term SOFR Loan, or Continue a Term SOFR Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation, (i) in the case of a Term SOFR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such SOFR Loan for the remainder of the Interest Period at the rate applicable to such SOFR Loan, less (B) the amount of interest that would accrue on the same Term SOFR Loan for the same period if SOFR were set on the date on which such Term SOFR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such Term SOFR Loan, as applicable, calculating present value by using as a discount rate SOFR quoted on such date and (ii) in the case of a Daily SOFR Loan or Bid Rate Loan, the sum of such losses and expenses as the Lender or Designated Lender who made such Daily SOFR Loan or Bid Rate Loan may reasonably incur by reason of such prepayment, including without limitation any losses or expenses incurred in obtaining, liquidating or employing deposits from third parties; provided that in no event shall such compensation include any loss of anticipated profits. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.
Section 1.5.Treatment of Affected Loans.
(a)     If the obligation of any Lender to make Term SOFR Loans or Daily SOFR Loans or to Continue, or to Convert Base Rate Loans into, Term SOFR Loans or Daily SOFR Loans shall be suspended pursuant to Section 4.1.(c) or Section 4.2., then such Lender’s Term SOFR Loans or Daily SOFR Loans shall be automatically Converted into Base Rate Loans on such date of suspension with respect to an Daily SOFR Loans and on the last day(s) of the then current Interest Period(s) for Term SOFR Loans (or, in the case of a Conversion required by Section 4.1.(c) or Section 4.2., on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 4.1. or Section 4.2. that gave rise to such Conversion no longer exist:
(i)to the extent that such Lender’s Term SOFR Loans or Daily SOFR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term SOFR Loans or Daily SOFR Loans shall be applied instead to its Base Rate Loan (or to its Daily SOFR Loans bearing interest at the converted rate); and
(ii)all Loans that would otherwise be made or Continued by such Lender as Term SOFR Loans or Daily SOFR Loans shall be made or Continued instead as (x) Daily SOFR Loans so long as Adjusted Daily Simple SOFR is not the subject of such unavailability, or (y) Base Rate Loans if Adjusted Daily Simple SOFR is the subject of such unavailability, and all Base Rate Loans of such Lender that would otherwise be Converted into Term SOFR Loans or Daily SOFR Loans shall remain as Base Rate Loans.
If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 4.1.(c) or Section 4.2. that gave rise to the Conversion of such Lender’s Term SOFR Loans or Daily SOFR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans or Daily SOFR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans or Daily SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans or Daily SOFR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Revolving Commitments.
(b)If the obligation of a Lender to make SOFR Margin Loans shall be suspended pursuant to Section 4.1.(c) or 4.2., then the SOFR Margin Loans of such Lender shall be automatically due and payable on such date as such Lender may specify to the Borrower by written notice with a copy to the Administrative Agent.
Section 1.6.Replacement of Lenders.
If (a) a Lender (including in its capacity as an Issuing Bank) requests compensation pursuant to Section 3.10. or 4.1., and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make Term SOFR Loan, Daily SOFR Loans or SOFR Margin Loans or to Continue, or to Convert Base Rate Loans into, Term SOFR Loans or Daily SOFR Loans shall be suspended pursuant to Section 4.1.(c) or 4.2.(b) but the obligation of the Requisite Lenders shall not have been suspended under such Sections, and in the case of clause (a) or (b) such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.7., or (c) a Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, so long as there does not then exist any Default or Event of Default, demand that such Lender (the “Affected Lender”), and upon such demand such Affected Lender shall promptly, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.5.(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10. or Section 4.1. and rights to indemnification under Section 12.9.) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.5.(b)(iv);
(ii)such Affected Lender shall have received payment of (x) the aggregate principal balance of all Loans then owing to such Affected Lender, plus (y) the aggregate amount of payments previously made by such Affected Lender under Section 2.4.(j) and Section 2.5.(e) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee;
(iii)in the case of any such assignment resulting from a claim for compensation under Section 4.1. or payments required to be made pursuant to Section 3.10., such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with Applicable Law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable consent, approval, amendment or waiver.
Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 5.1. or 5.4.) with respect to any period up to the date of replacement.
An Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 1.7.Change of Lending Office.
If any Lender (i) requests compensation under Section 4.1., (ii) requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10., or (iii) determines pursuant to Section 4.2.(b) that it is unlawful for such Lender to make Term SOFR Loans or Daily SOFR Loans hereunder, then such Lender shall (at the written request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.10. or Section 4.1. or avoid such illegality pursuant to Section 4.2.(b), as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. In the event that the Borrower desires to request that any such affected Lender designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, the Borrower may request and such Lender shall provide the Borrower with a good faith estimate of the reasonable costs and expenses that such Lender expects to incur in connection with any such designation or assignment. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 1.8.Assumptions Concerning Funding of Term SOFR Loans and Daily SOFR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded Term SOFR Loans and Daily SOFR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Term SOFR Loans and Daily SOFR Loans in an amount equal to the amount of such Term SOFR Loans and Daily SOFR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its Term SOFR Loans and Daily SOFR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.
ARTICLE V.Conditions Precedent
Section 1.1.Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:
(a)The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(i)counterparts of this Agreement executed by each of the parties hereto;
(ii)Revolving Notes executed by the Borrower, payable to each applicable Lender that has requested that it receive Notes and Swingline Notes executed by the Borrower, payable to each Swingline Lender that has requested that it receive Notes and, in each case, complying with the terms of Section 2.12.(a);
(iii)the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv)an opinion of Hogan Lovells US LLP and such other counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request;
(v)the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
(vi)a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(vii)a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;
(viii)copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(ix)a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.1.(b)-(d) and 5.2. have been satisfied and (B) that the Properties included in the Compliance Certificate delivered on the date hereof as contributing to Unencumbered Asset Value satisfy the requirements for inclusion in the calculation of Unencumbered Asset Value under this Agreement;
(x)a Compliance Certificate calculated on a Pro Forma Basis for the Borrower’s fiscal year ending December 31, 2021;
(xi)a Disbursement Instruction Agreement effective as of the Agreement Date;
(xii)evidence that all indebtedness, liabilities or obligations owing by the Loan Parties and any Subsidiaries under the Existing Credit Agreement shall have been paid in full with the proceeds of initial Loans hereunder and the Existing Credit Agreement and all agreements and instruments relating thereto (other than any Existing Letters of Credit) have been terminated and cancelled;
(xiii)evidence that an amendment to the Existing Term Loan Agreement shall have been executed modifying the Existing Term Loan Agreement reflecting financial covenants, affirmative and negative covenants, events of default and other provisions substantially align with the terms and conditions of this Agreement;
(xiv)to the extent reasonably requested by the Administrative Agent, copies of all Specified Derivatives Contracts and Specified Cash Management Agreements, in existence on the Agreement Date;

(xv)evidence that the Fees, if any, then due and payable under Section 3.5., together with, to the extent a reasonably detailed invoice has been delivered to the Borrower prior to the Effective Date, all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent, the Arrangers and any of the Lenders, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of counsel to the Administrative Agent, have been paid; and
(xvi)such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and
(b)there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status, or any change in status of any previously written disclosed event, condition or situation, since December 31, 2021 that has had or could reasonably be expected to result in a Material Adverse Effect;
(c)no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which could reasonably be expected to (i) result in a Material Adverse Effect or (ii) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower and the other Loan Parties taken as a whole to fulfill their obligations under the Loan Documents;
(d)the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (i) any Applicable Law or (ii) any material agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound;
(e)the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, as determined in the good faith judgment of the Administrative Agent; and
(f)each Loan Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Loan Party or such Subsidiary, in each case at least five (5) Business Days prior to the Effective Date.
Section 1.2.Conditions Precedent to All Loans and Letters of Credit.
In addition to satisfaction or waiver of the conditions precedent to the first Credit Event contained in Section 5.1., the obligations of (i) the Lenders to make any Loans and (ii) the Issuing Banks to issue, extend or increase any Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance, extension or increase of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance, extension or increase of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date); and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, in the case of a Swingline Loan, the applicable Swingline Lender shall have received a timely Notice of Swingline Borrowing, and in the case of the issuance, extension or increase of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance, extension or increase of such Letter of Credit and no Lender shall be a Defaulting Lender unless its Letter of Credit Exposure has been fully allocated to the Non-Defaulting Lenders in accordance with Section 3.9.(d) or Cash Collateralized in accordance with Section 3.9.(e)(i). Each Credit Event (other than a Continuation or Conversion described in clauses (b) and (c) of the definition of “Credit Event”) shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued, extended or increased that all conditions to the making of such Loan or issuing, extending or increasing of such Letter of Credit contained in this Article V. have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent for the benefit of the Administrative Agent and the Lenders that the conditions precedent for initial Loans set forth in Sections 5.1. and 5.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.
ARTICLE VI.Representations and Warranties
Section 1.1.Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Banks, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:
(a)Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and each Eligible Property Subsidiary is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect. None of the Borrower, any other Loan Party or any other Subsidiary is an Affected Financial Institution.
(b)Ownership Structure. Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding an Equity Interest in each Guarantor and each Person that is the Borrower or a Subsidiary holding any Equity Interest in each other Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests.
(c)Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (other than any required filing with the SEC) or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party or any Eligible Property Subsidiary; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party or any Eligible Property Subsidiary, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party, any Eligible Property Subsidiary or any other Subsidiary other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.
(e)Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws (including, without limitation, Environmental Laws) relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.
(f)Title to Properties; Liens.
(i)Schedule 6.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Borrower, each other Loan Party and each other Subsidiary, setting forth, for each such Property.
(ii)Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets, except for such defects in title or interest that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(g)Existing Indebtedness. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) in a principal amount in excess of $10,000,000 of each of the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, no monetary default exists under any such Indebtedness, and, to the knowledge of any Responsible Officer, neither the Borrower nor any of its Subsidiaries have received notice of any other default under any such Indebtedness.
(h)Litigation. Except as set forth on Schedule 6.1.(h), there are no actions, suits, investigations or proceedings pending (or, to the knowledge of the Responsible Officers of the Borrower, any actions, suits or proceedings threatened) against the Borrower, any other Loan Party, any other Subsidiary or any of their respective property or relating to this Agreement or any other Loan Document in any court or before any arbitrator of any kind or before or by any other Governmental Authority that (i) purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no strikes, slowdowns, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.
(i)Taxes. All tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6. As of the Agreement Date, to the knowledge of the Responsible Officers of the Borrower, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit.

(j)Financial Statements. The Borrower has furnished to each Lender copies of the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2021, and the related audited Consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, with the opinion thereon of BDO USA, LLP. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the Consolidated financial position of the Borrower and its Subsidiaries as at their respective dates and the results of operations and the cash flows for such periods. Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.
(k)No Material Adverse Change. Since December 31, 2021, there has been no event, change, circumstance or occurrence that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower is Solvent and the Borrower and the other Loan Parties and the other Subsidiaries, taken as a whole, are Solvent.
(l)ERISA.
(i)Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Responsible Officers of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.
(ii)With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (A) no ERISA Event has occurred or is expected to occur; (B) there are no pending, or to the best knowledge of the Responsible Officers of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (C) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; (D) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code; and (E) no assessment or tax has arisen under Section 4980H of the Internal Revenue Code.
(iv)As of the Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the aggregate Revolving Commitments.

(m)Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(n)Environmental Laws. Each of the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Loan Party has any knowledge of, nor has any Loan Party received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (x) through (z), is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the knowledge of the Responsible Officers of the Borrower after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the knowledge of the Responsible Officers of the Borrower, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(o)Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(p)Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(q)Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, except where the failure to own or have the right to use such Intellectual Property, or such conflict with the proprietary right of any other Person, could not reasonably be expected to have a Material Adverse Effect. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except a claim that could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any other Loan Party has received notice of any claim that has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(r)Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of acquiring, developing, owning, operating, and leasing Healthcare Facilities and other healthcare investments and other properties ancillary to the operation thereof, together with other business activities incidental or reasonably related thereto.
(s)Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.
(t)Accuracy and Completeness of Information. No financial statement, material report, material certificate or other material written information furnished (other than financial projections, other forward looking statements and information of a general economic or general industry nature) by or on behalf of the Borrower, any other Loan Party or any other Subsidiary to the Administrative Agent, any Issuing Bank or any Lender in connection with the transactions contemplated by the Loan Documents and the negotiation of the Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that no assurance can be given that any particular projections will be realized) and with the understanding that certain of such information is prepared or provided by the Borrower or such Loan Party based upon information and assumptions provided to such Loan Parties by tenants of such Loan Parties and is reasonably believed by the Borrower to have been prepared or provided by such tenants in good faith. As of the Effective Date, all of the information included in any Beneficial Ownership Certification is true and correct.
(u)Not Plan Assets; No Prohibited Transactions. None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitute “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder and thereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(v)Anti-Corruption Laws and Sanctions. None of the Borrower, any Subsidiary, any of their respective employees, officers, or, to the knowledge of the Borrower or such Subsidiary, directors, Affiliates or any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iv) has violated any Anti-Money Laundering Law in any material respect. Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, each director, officer, employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws and applicable Sanctions by the Borrower, its Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.
(w)REIT Status. The Borrower qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Borrower to maintain its status as a REIT.
Section 1.2.Survival of Representations and Warranties, Etc.
All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.14., the date on which any Incremental Facility is effectuated pursuant to Section 2.17., the effective date of the Permitted UPREIT Reorganization and at and as of the date of the occurrence of each Credit Event (other than a Continuation or Conversion described in clauses (b) and (c) of the definition of “Credit Event”), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date). All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VII.Affirmative Covenants
For so long as this Agreement is in effect, the Borrower shall, and, as applicable, shall cause the other Loan Parties to, comply with the following covenants:
Section 1.1.Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 9.4., the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (b) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (c) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in the case of clauses (a) (solely with respect to Subsidiaries that are not Loan Parties and Eligible Property Subsidiaries), (b) and (c), to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.2.Compliance with Applicable Law.
The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply or obtain could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.3.Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (i) protect and preserve (or cause to be protected and preserved) all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and (ii) maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and insured casualty losses excepted, except where the failure to do so under this clause (ii) could not reasonably be expected to have a Material Adverse Effect.
Section 1.4.Conduct of Business.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1.(r) or any business substantially similar or incidental or related thereto.
Section 1.5.Insurance.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law.
Section 1.6.Payment of Taxes and Claims.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a) prior to delinquency all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) by not later than 30 days past the due date thereof, all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (x) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (y) in respect of which the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 1.7.Books and Records; Inspections.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties (subject to the rights of tenants), to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective principal officers and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and, so long as no Event of Default exists, with reasonable prior notice and not more than once annually. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, each other Loan Party and each other Subsidiary. The Borrower shall only be obligated to reimburse (i) the Administrative Agent for its reasonable out-of-pocket costs and expenses incurred in connection with any annual exercise of its rights under this Section and (ii) the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section if such exercise occurs while a Default or Event of Default exists. The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the

Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent, any Issuing Bank or any Lender. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the Borrower, any Loan Party or any of their respective Subsidiaries be required to disclose to the Administrative Agent or any Lender any documents or information the disclosure of which would violate regulatory or contractual confidentiality obligations binding upon the Borrower, such Loan Party or such Subsidiary (so long as any such contractual confidentiality obligations arise under documents entered into in the ordinary course of business for purposes other than avoiding the Loan Parties’ obligations under this Section) or would otherwise reasonably be expected to contravene attorney-client privilege or constitute attorney work product.
Section 1.8.Use of Proceeds.
The Borrower will use the proceeds of Loans only (a) to refinance certain existing Indebtedness of the Borrower; (b) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (c) to finance acquisitions (other than Hostile Acquisitions) permitted under this Agreement; (d) to finance capital expenditures, equity investments and the repayment of Indebtedness of the Borrower and its Subsidiaries; and (e) to provide for the working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes (including making loans and other extensions of credit in the ordinary course of business consistent with past practice) of the Borrower and its Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans.
Section 1.9.Environmental Matters.
The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent, any Issuing Bank or any Lender.
Section 1.10.Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates consistent with the requirements of the Loan Documents, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 1.11.REIT Status.
The Borrower or, from and after the Permitted UPREIT Reorganization, the Parent, shall operate its business so as to satisfy all requirements necessary to qualify and maintain the Borrower’s qualification and election as a REIT under the Internal Revenue Code.

Section 1.12.Exchange Listing.
The Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.
Section 1.13.Guarantors.
(a)Unsecured Indebtedness Subsidiary Guarantee Requirement. At all times, not later than the date on which any Subsidiary of the Borrower becomes an Unsecured Indebtedness Subsidiary, the Borrower shall cause such Unsecured Indebtedness Subsidiary to become a Guarantor and deliver or cause to be delivered to the Administrative Agent the applicable Subsidiary Guaranty Documents.
(b)Release of Guarantors. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty, if: (i) such Guarantor is not required to be a party to the Guaranty under this Section 7.13 (or will not constitute an Unsecured Indebtedness Subsidiary substantially concurrently with such release).; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.; (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and (iv) the Administrative Agent shall have received such written request at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent agrees to furnish to the Borrower, promptly after the Borrower’s request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document as is reasonably satisfactory to the Administrative Agent and necessary or advisable to evidence the foregoing release as may be reasonably requested by the Borrower.
Section 1.14.[Reserved.]
Section 1.15.Compliance with Anti-Corruption Laws and Sanctions.
The Borrower will maintain in effect and enforce policies and procedures (including policies and procedures implemented and maintained by the managers of Properties) reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and its directors, officers, employees, Affiliates, representatives and agents with Anti-Corruption Laws and applicable Sanctions.
Section 1.16.Most Favored Status.
For so long as the Borrower or any Subsidiary is bound or obligated by any Additional Covenants, or amends or otherwise modifies any agreement creating, evidencing or governing a Material Facility to include any Additional Covenants, then for so long as the Borrower or such Subsidiary is bound by such Additional Covenants, the terms of this Agreement shall, without any further action on the part of the Borrower, any such Subsidiary, the Administrative Agent, any Issuing Bank or any of the Lenders, be deemed to be amended automatically to include each Additional Covenant contained in such Material Facility; provided, however, if and to the extent that the Borrower (a) is no longer bound by any such Additional Covenants, this Agreement shall be deemed to be amended automatically as of the date that the Borrower ceases to be so bound to delete such Additional Covenants or (b) during the period commencing on the Effective Date to and including the 180th day following the Effective Date, and so long as no Event of Default shall have occurred and is continuing hereunder, amends or otherwise modifies any Material Facility the effect of which is that any such Additional Covenant shall be less restrictive than in effect as of the Effective Date, this Agreement shall be deemed to be amended automatically as of 5:00 p.m. (New York City time) on the tenth (10th) Business Day after the date a copy of such amendment or modification to such Material Facility is provided to the Lenders so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment or other modification from Lenders comprising the Requisite Lenders. The Borrower will provide written notice together with a copy of any amendment or other evidence reasonably satisfactory to the Administrative Agent that the Borrower is no longer bound by, or has amended or otherwise modified, such Additional Covenants (which such amendment may be conditioned upon the effectiveness of the corresponding amendment hereunder). The Borrower and the Administrative Agent further agree, at the reasonable request of either party, to promptly execute and deliver at the Borrower’s expense (including the fees and expenses of counsel for the Administrative Agent) an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower evidencing the amendment of this Agreement to include any Additional Covenants; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 7.16., but shall merely be for the convenience of the parties hereto. For the avoidance of doubt, as of the Effective Date, this Agreement shall be deemed to incorporate by reference the Additional Covenants, which as of the Effective Date shall be limited to the financial covenants set forth in Section 9.12 of each of the AIG Purchase Agreement and the Prudential Note Purchase Agreement, together with the applicable definitions related thereto, and thereafter shall be deemed to be amended automatically to delete or amend such Additional Covenants as set forth in this Section 7.16.
ARTICLE VIII.Information
For so long as this Agreement is in effect, the Borrower shall, or shall cause any other Loan Party, as applicable, to furnish to the Administrative Agent for distribution to each of the Lenders:
Section 1.1.Quarterly Financial Statements.
As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments); provided, that, the Administrative Agent hereby agrees that a Form 10-Q of the Borrower in substantially the same form as that delivered to the SEC shall satisfy the requirements of this Section 8.1.
Section 1.2.Year-End Statements.
As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited Consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of BDO USA, LLP or any other independent certified public accountants of recognized national standing, whose report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit; provided, that, the Administrative Agent hereby agrees that a Form 10-K of the Borrower in substantially the same form as that delivered to the SEC shall satisfy the requirements of this Section 8.2.
Section 1.3.Compliance Certificate.
At the time the financial statements are furnished pursuant to Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit L (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer, chief accounting officer or other duly authorized financial officer of the Borrower (i) setting forth in reasonable detail as of the end of such fiscal quarter or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 9.1.; (ii) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; and (iii) a report of newly acquired Properties or other acquisitions outside the ordinary course of business that are not reported in filings made with the SEC, including their net operating income, cost and mortgage Indebtedness, if any.
Section 1.4.Other Information.
(a)Upon the request of the Administrative Agent, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants in connection with each annual, interim or special audit of the books and records of the Borrower made by such accountants including, without limitation, any management report commenting on the Borrower’s internal controls;
(b)Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;
(c)Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and, promptly upon the issuance thereof, copies of all press releases issued by the Borrower, any other Loan Party or any other Subsidiary;
(d)Upon reasonable request by the Administrative Agent, subject to limitations, if any, imposed under regulatory or confidentiality agreements to which the Borrower or any of its Subsidiaries is subject, all financial information in its possession maintained on the Borrower and its individual real estate projects;
(e)No later than 60 days after the start of each fiscal year of the Borrower beginning prior to the Termination Date, projected balance sheets, income statements, profit and loss projections and cash flow budgets of the Borrower and its Subsidiaries on a Consolidated basis for such fiscal year, all itemized in detail consistent with past practice or otherwise reasonably acceptable to the Administrative Agent;
(f)If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief accounting officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
(g)To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator, including any notice alleging any violation of or noncompliance with any Applicable law (including any Environmental Law), against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(h)Prompt notice of (i) any change in the business, assets, liabilities, financial condition, results of operations of any Loan Party or any other Subsidiary or (ii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (ii), has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(i)Prompt notice of the occurrence of any Default or Event of Default;
(j)To the extent reasonably requested by the Administrative Agent, promptly upon entering into any Specified Derivatives Contract or Specified Cash Management Agreement after the Agreement Date, a copy of such contract;
(k)Prompt notice of any order, judgment or decree in excess of $25,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;
(l)Promptly, upon any change in any Credit Rating of the Borrower, a certificate stating that such Credit Rating of the Borrower has changed and the new Credit Rating that is in effect;
(m)Promptly, upon each request, such information and documentation as a Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act;
(n)Promptly, upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation;
(o)Except as publicly disclosed, promptly deliver to the Administrative Agent copies of any amendments or modifications to the certificate of incorporation (or other applicable organizational documents) and by-laws of the Borrower, certified with respect to the certificate of incorporation (or other organizational documents) by the Secretary of State of its state of incorporation and, with respect to the by-laws, by the secretary or assistant secretary of such corporation; and
(p)From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any other Loan Party or any other Subsidiary as the Administrative Agent or any Lender may reasonably request.
Notwithstanding the foregoing, none of the Borrower or any of its Subsidiaries will be required to disclose any document, information or other matter to the extent that (A) disclosure to the Administrative Agent or any Lender is prohibited by Applicable Law or any confidentiality or privacy obligations under any binding agreement with a Person that is not an Affiliate of the Borrower or any of its Subsidiaries and that is not made in contemplation of avoidance of the requirements of this Section 8.4. or (B) such document, information or other matter is subject to attorney-client or similar privilege or constitutes attorney work product.
Section 1.5.Electronic Delivery of Certain Information.
(a)Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, without limitation, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website, government website such as www.sec.gov or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (i) the foregoing shall not apply to (A) notices to any Lender (or the Issuing Banks) pursuant to Article II. and (B) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications and (ii) documents required to be delivered pursuant to Sections 8.1., 8.2., 8.4.(b), 8.4.(c) and 8.4.(o) shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that the Borrower shall not be required to provide notice to the Administrative Agent or any Lender of such electronic filing of information (other than with respect to financial statements pursuant to Sections 8.1.

and 8.2.) to satisfy its reporting obligations). The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically on the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto; provided that if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Eastern time on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.
Section 1.6.Public/Private Information.
The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws as “Public Information” and (b) that are not Public Information as “Private Information”. Notwithstanding the foregoing, each Lender who does not wish to receive Private Information agrees to cause at least one individual at or on behalf of such Lender to at all times have selected the “Private Information” or similar designation on the content declaration screen of any website provided pursuant to Section 8.5. in order to enable such Lender or its delegate, in accordance with such Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Information Materials that are not made available through the “Public Information” portion of such website provided pursuant to Section 8.5. and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws.
Section 1.7.USA Patriot Act Notice; Compliance.
The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, the Administrative Agent and a Lender (for itself and/or as agent for all Lenders hereunder) may from time to time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to the Administrative Agent or such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent or such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, a cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
ARTICLE IX.Negative Covenants
For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

Section 1.1.Financial Covenants.
(a)Maximum Leverage Ratio. The Borrower shall not permit the Leverage Ratio to exceed 0.60 to 1.00 at any time. Notwithstanding the foregoing, the Borrower may elect upon delivering written notice to the Administrative Agent, concurrently with or prior to the delivery of a Compliance Certificate pursuant to Section 8.3. for any fiscal quarter during which the Borrower shall have completed a Material Acquisition and provided that no Default or Event of Default has occurred and is continuing (other than as a result of the Leverage Ratio as of the end of such fiscal quarter being greater than 0.60 to 1.00 but less than or equal to 0.65 to 1.00), that the Leverage Ratio may exceed 0.60 to 1.00 but shall in no event exceed 0.65 to 1.00 for the full fiscal quarter in which such Material Acquisition is consummated and 3 consecutive full fiscal quarters immediately succeeding such fiscal quarter; provided that in no event shall the Leverage Ratio exceed (i) 0.65 to 1.00 at any time or (ii) 0.60 to 1.00 for more than 4 consecutive fiscal quarters in any consecutive 5 fiscal quarter period.
(b)Minimum Consolidated Tangible Net Worth. The Borrower shall not permit the Consolidated Tangible Net Worth at any time to be less than $1,570,000,000.
(c)Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the ratio of (i) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters most recently ending to (ii) Consolidated Fixed Charges of the Borrower and its Subsidiaries for such period, to be less than 1.50 to 1.00 as of the last day of such period.
(d)Maximum Unsecured Leverage Ratio. The Borrower shall not permit the ratio (the “Unsecured Leverage Ratio”) of Unsecured Indebtedness to Unencumbered Asset Value to exceed 0.60 to 1.00 at any time. Notwithstanding the foregoing, the Borrower may elect upon delivering written notice to the Administrative Agent, concurrently with or prior to the delivery of a Compliance Certificate pursuant to Section 8.3. for any fiscal quarter during which the Borrower shall have completed a Material Acquisition and provided that no Default or Event of Default has occurred and is continuing (other than as a result of the Unsecured Leverage Ratio as of the end of such fiscal quarter being greater than 0.60 to 1.00 but less than or equal to 0.65 to 1.00), that the Unsecured Leverage Ratio be increased to not more than 0.65 to 1.00 for the full fiscal quarter in which such Material Acquisition is consummated and the 3 consecutive full fiscal quarters immediately succeeding such fiscal quarter; provided that in no event shall the Unsecured Leverage Ratio exceed (i) 0.65 to 1.00 at any time or (ii) 0.60 to 1.00 for more than 4 consecutive fiscal quarters in any consecutive 5 fiscal quarter period. For purposes of calculating the Unsecured Leverage Ratio, the aggregate amount of all Unrestricted Cash and Cash Equivalents on the last day of any fiscal quarter deducted from Unsecured Indebtedness pursuant to the definition of Consolidated Total Indebtedness shall exclude the aggregate amount of all such Unrestricted Cash and Cash Equivalents used to determine the Secured Debt Ratio as of such date.
(e)Maximum Secured Indebtedness Ratio. The Borrower shall not permit the ratio (the “Secured Debt Ratio”) of Secured Indebtedness to Consolidated Total Asset Value to exceed 0.30 to 1.00 at any time. For purposes of calculating the Secured Debt Ratio, the aggregate amount of all Unrestricted Cash and Cash Equivalents on the last day of any fiscal quarter deducted from Secured Indebtedness pursuant to the definition of Consolidated Total Indebtedness shall exclude the aggregate amount of all such Unrestricted Cash and Cash Equivalents used to determine the Unsecured Leverage Ratio as of such date.
(f)Minimum Unsecured Interest Coverage Ratio. The Borrower shall not permit the ratio (the “Unsecured Interest Coverage Ratio”) of (i) Consolidated Unencumbered Adjusted NOI for the period of four consecutive fiscal quarters most recently ending to (ii) Consolidated Unsecured Interest Expense for such period to be less than 2.00 to 1.00 as of the last day of such period.
(g)Dividends and other Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Borrower and its Subsidiaries may declare and make Restricted Payments so long as no Default or Event of Default exists or would result therefrom and immediately after giving effect thereto (and all related transactions) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Section 9.1.(a) though (f).

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists:
(i)the Borrower and its Subsidiaries, as applicable, may only declare or make cash distributions to its shareholders or unitholders, as applicable, during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Borrower, Parent, or Baby REIT Subsidiary, as applicable, to remain in compliance with Section 7.11. and to avoid payment of any income or excise taxes under the Internal Revenue Code;
(ii)the Borrower and each Subsidiary may declare and make Restricted Payments payable solely in the common stock or other common Equity Interests in such Person;
(iii)any Subsidiary may at any time make Restricted Payments to the Borrower, any other Subsidiary and, solely to the extent such Restricted Payments to other holders of its Equity Interests are required by its organizational documents in connection with such payments to the Borrower or any Subsidiary, to such other holders of Equity Interests;
(iv)the Borrower and any of its Subsidiaries may make repurchases, retirement or other acquisition of Equity Interests in the Borrower or any Subsidiary pursuant to any employee or direct equity or stock option plan entered into in the ordinary course of business; and
(v)the Borrower or any of its Subsidiaries may issue Equity Interests in connection with a conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion.
If a Default or Event of Default specified in Section 10.1.(a), Section 10.1.(e) or Section 10.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2.(a), neither the Borrower nor any Subsidiary shall make any Restricted Payments to any Person; provided that any Subsidiary of the Borrower may make Restricted Payments to the Borrower and any other Subsidiary of the Borrower that is a Guarantor at any time.
(h)Calculation of Financial Covenants. For purposes of the financial covenants set forth in this Section 9.1., all references to the Borrower shall mean the Borrower and its Subsidiaries on a Consolidated basis.
(i)Testing and Application of Financial Covenants. The financial covenants set forth in clauses (a)-(f) of this Section 9.1. shall apply at all times but, unless otherwise expressly required pursuant to this Agreement and the other Loan Documents, the Borrower shall in any event be obligated to report its compliance therewith only at the end of each fiscal quarter or fiscal year, as applicable, as provided in Section 8.3.
Section 1.2.Negative Pledge.
The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, (a) create, assume, incur, permit or suffer to exist any Lien on (i) any Property included in the calculation of Unencumbered Asset Value that constitutes a Mortgage Lien or (ii) any direct or indirect ownership interest of the Borrower or in any Person owning any such Property, except for Permitted Liens or (b) permit any Property included in the calculation of Unencumbered Asset Value or any direct or indirect ownership interest of the Borrower or in any Person owning any such Property, to be subject to a Negative Pledge.
Section 1.3.Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (a) pay dividends or make any other distribution on any of such Subsidiary’s Equity Interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary;

or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d), those encumbrances or restrictions contained in any Loan Document or in any agreement that evidences Unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to, or, taken as a whole, not more restrictive than, those contained in the Loan Documents or any documents evidencing any Material Facility (as determined in good faith by the Borrower), (ii) with respect to clauses (a) through (d), those encumbrances and restrictions (A) contained in organizational documents of, or other agreements governing an investment in, any Joint Venture or any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent applicable to the Equity Interest in such Subsidiary or Joint Venture (or any direct or indirect owner of such Equity Interest on account of such ownership) or the property or assets of such Subsidiary or Joint Venture) or (B) applicable to any Subsidiary that has incurred Secured Indebtedness, as well as to any Equity Interests held by the Borrower or any Subsidiary in such Subsidiary, or (iii) with respect to clause (d), (A) restrictions contained in any agreement relating to the sale of a Subsidiary (other than the Borrower) or the assets of a Subsidiary pending sale, or relating to Indebtedness secured by a Lien on assets that the Borrower or a Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.2.(a); provided that in any such case, the restrictions apply only to the Subsidiary, the Equity Interests therein, or the assets that are the subject of such sale or Lien, as the case may be, (B) customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any other Subsidiary in the ordinary course of business, (C) Permitted Transfer Restrictions, and (D) restrictions applicable to any asset subject to a Lien otherwise permitted hereunder. Notwithstanding anything to the contrary in the foregoing, the restrictions in this Section shall not apply to any provision of any Guaranty entered into by the Borrower, any other Loan Party or any other Subsidiary to guarantee the Indebtedness of any Subsidiary permitted to be incurred hereunder, which provision subordinates any rights of the Borrower, such other Loan Party, or such other Subsidiary to payment from such Subsidiary to the payment in full of the Indebtedness guaranteed pursuant to the terms of such Guaranty.
Section 1.4.Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) merge or consolidate (or enter into any transaction of merger or consolidation if any Default or Event of Default exists at the time of execution thereof); (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire the assets of, or otherwise acquire Equity Interests in, any other Person; provided, however, that:
(i)the Borrower or any Subsidiary may merge with or into any other Subsidiary so long as in the case of any merger involving (A) the Borrower, the Borrower shall be the surviving entity or (B) any Loan Party (other than the Borrower), the surviving entity shall be a Loan Party to the extent required by Section 7.13. (or the surviving entity shall become a Guarantor in accordance with the applicable requirements of Section 7.13.);
(ii)any Subsidiary may sell, transfer or dispose of its assets to a Loan Party;
(iii)any Loan Party and any other Subsidiary may, directly or indirectly, (A) merge or consolidate with and into, or acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) the assets of, or otherwise acquire the Equity Interests in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, assets (including Equity Interests of Subsidiaries) to any other Person; provided, that:
(1)    with respect to any such consolidation, merger or acquisition, as of the date of execution of any definitive agreement with respect to such transaction, no Default or Event of Default is in existence;
(2)     immediately prior to the consummation thereof, and immediately thereafter and after giving effect thereto, (x) if the aggregate consideration with respect to any such transaction shall be less than or equal to a Substantial Amount, no Event of Default under Section 10.1.(a), (e) or (f) is or would be in existence, and (y) if the aggregate consideration with respect to any such transaction shall be greater than a Substantial Amount, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 9.1.;
(3)     in the case of a consolidation or merger involving (A) the Borrower, the Borrower shall be the surviving entity or (B) any Loan Party (other than the Borrower), the surviving entity shall be a Loan Party to the extent required by Section 7.13. (or the surviving entity shall become a Guarantor in accordance with the applicable requirements of Section 7.13.); and
(4)     if the aggregate consideration with respect to any such transaction is greater than or equal to a Substantial Amount, immediately after giving effect thereto (and all related transactions) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Section 9.1.(a) though (f), and shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a Pro Forma Basis, evidencing such compliance;
(iv)the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;
(v)any Subsidiary that is not a Loan Party or a Material Subsidiary may liquidate and dissolve itself (or suffer its liquidation or dissolution) so long as immediately prior to the taking of such action and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and
(vi)the Borrower may consummate the Permitted UPREIT Reorganization.
Section 1.5.Plans.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.
Section 1.6.Fiscal Year.
The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.
Section 1.7.Modifications of Organizational Documents.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse in any material respect to the interest of the Administrative Agent, the Issuing Banks or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect.

Section 1.8.Use of Proceeds.
The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any of its or their respective directors, officers, employees and agents to, use any proceeds of the Loans or any Letter of Credit to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock; provided, however, to the extent not otherwise prohibited by this Agreement or the other Loan Documents, the Borrower may use proceeds of the Loans and Letters of Credit to purchase the Borrower’s common stock so long as such use will not result in any of the Loans, Letters of Credit or other Obligations being considered to be “purpose credit” directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any proceeds of the Loans or any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 1.9.Transactions with Affiliates.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 9.9, (b) transactions pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) transactions between or among the Borrower and any Wholly Owned Subsidiary and, to the extent such transaction is not materially adverse to the interests of the Administrative Agent or the Lenders or their respective interests in and under this Agreement and the other Loan Documents and could not reasonably be expected to have a Material Adverse Effect, with other Subsidiaries and Joint Ventures, in each case to the extent not otherwise prohibited under this Agreement or any other Loan Document and (d) any Restricted Payment permitted by Section 9.1.(f). Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 9.9 if a Default or Event of Default exists or would result therefrom. Notwithstanding the foregoing, this Section 9.9. shall not limit transaction determined by the Borrower in good faith to be reasonably necessary for the Borrower to comply with Section 7.11.
Section 1.10.Indebtedness; Derivatives Contracts.
(a)The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, create, incur, permit, assume or suffer to exist or have outstanding any Indebtedness of the Borrower or any of its Subsidiaries, except:
(i)Indebtedness under the Loan Documents; and
(ii)other Indebtedness; provided that (x) immediately prior to the time of the incurrence of such Indebtedness and after giving effect thereto (including any Liens associated therewith) no Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect thereto (and all related transactions) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Section 9.1.(a) though (f).
(b)The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.

ARTICLE X.Default
Section 1.1.Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)Default in Payment. The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) (i) the principal of any of the Loans or any Reimbursement Obligation or (ii) any interest or fees on any of the Loans or any Reimbursement Obligation or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and such failure under this clause (ii) shall continue for a period of three (3) Business Days after the due date thereof.
(b)Default in Performance.
(i)Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 7.1.(a) (solely with respect to the existence of the Borrower), Section 7.11., Section 7.15., Section 8.4.(i) or Article IX;
(ii)Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in Section 7.13. or Article VIII (other than Section 8.4.(i)), and in the case of this subsection (b)(ii) only, such failure shall continue for a period of five (5) Business Days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; or
(iii)Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(iii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.
(c)Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(d)Indebtedness Cross-Default.
(i)The Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable (beyond the applicable grace or cure period with respect thereto, if any) in respect of any Recourse Indebtedness (other than the Loans and Reimbursement Obligations and Indebtedness in respect of Derivatives Contracts) having an aggregate outstanding principal amount (including undrawn committed or available amounts), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of $50,000,000 or more (“Material Indebtedness”); or
(ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof; or (z) any other event shall have occurred and be continuing which permits any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity (in each case, other than as a result of (A) customary non-default mandatory prepayment requirements associated with asset sales, casualty events, debt or equity issuances, extraordinary receipts or borrowing base limitations and (B) any Indebtedness constituting convertible debt becoming due as a result of the exercise by any holder thereof or conversion, exchange or similar rights related to the value of the Borrower’s equity securities); or
(iii)There occurs an “Event of Default” (or similar term) under and as defined in any Derivatives Contract as to which the Borrower, any Loan Party or any other Subsidiary is a “Defaulting Party” (or similar term) (as defined therein), or there occurs an “Early Termination Date” (or similar term) (as defined therein) in respect of any Derivatives Contract as a result of a “Termination Event” (or similar term) (as defined therein) as to which the Borrower, any Loan Party or any of its Subsidiaries is an “Affected Party” (or similar term) (as defined therein) and the Derivatives Termination Value, without regard to the effect of any close-out netting provision that has been paid in full when due, owed by the Borrower, any Loan Party or any of its Subsidiaries as a result thereof, individually or in the aggregate with the Derivatives Termination Values of all other Derivatives Contracts with respect to which such events have occurred, is $50,000,000 or more.
(e)Voluntary Bankruptcy Proceeding. (A) The Borrower, any other Loan Party, any Eligible Property Subsidiary, any other Material Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership or other similar action for the purpose of effecting any of the foregoing or (B) the Borrower or any other Loan Party shall generally not pay its debts as such debts become due.
(f)Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party, any Eligible Property Subsidiary, any other Material Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii), such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(g)Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party (except for (i) release of a Subsidiary Guarantor pursuant to Section 7.13., (ii) termination of the Revolving Commitments in accordance with Section 2.13. and (iii) termination of any Loan Document in accordance with its terms) or shall otherwise challenge or contest any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)Judgment. A judgment (other than judgments in respect of Nonrecourse Indebtedness in an aggregate outstanding principal amount of $75,000,000 or less) or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary (other than any such judgment in favor of the Borrower or any Wholly Owned Subsidiary) by any court or other tribunal and (i) either (A) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings or (B) enforcement proceedings shall have been commenced by any creditor on any such judgment and (ii) either (A) the amount of such judgment or order exceeds, individually or together with all other such judgments or orders entered against the Borrower, any other Loan Party or any other Subsidiary, individually or in the aggregate, $50,000,000 (excluding amounts for which insurance coverage has not been denied by the applicable carrier) or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
(i)Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 in amount (other than in respect of Non-Recourse Indebtedness in an aggregate outstanding principal amount of $75,000,000 or less and other than any such writ of attachment, execution or process in favor of the Borrower or any Wholly Owned Subsidiary) and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any other Loan Party or any other Subsidiary.
(j)ERISA.
(i)Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $50,000,000; or
(ii)The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $50,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(k)[Reserved].
(l)Change of Control/Change in Management.
(i)Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower;
(ii)During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or
(iii)From and after the Permitted UPREIT Reorganization, (x) the Parent shall cease to own and control, directly or indirectly, 80% of the outstanding Equity Interests of the

Borrower, free and clear of any Liens or (y) the Parent, or a Wholly Owned Subsidiary of the Parent, shall cease to be the sole general partner, manager or managing member (as applicable) of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.
Section 1.2.Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(a)Acceleration; Termination of Facilities.
(i)Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to 103% of the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents, in each case, shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Revolving Commitments and the Swingline Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder shall all immediately and automatically terminate.
(ii)Optional. If any other Event of Default shall exist, the Administrative Agent may, with the consent of the Requisite Lenders and, shall, at the direction of the Requisite Lenders: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to 103% of the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents, in each case, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Revolving Commitments and the Swingline Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder.
(b)Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(c)Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.
(e)Remedies in Respect of Specified Derivatives Contracts and Specified Cash Management Agreements. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider and Specified Cash Management Bank shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Banks or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider or Specified Cash Management Bank, as applicable, under contract or Applicable Law, to undertake any of the following: (a) in the case of a Specified Derivatives Provider, to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) in the case of a Specified Derivatives Provider, to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) in the case of a Specified Derivatives Provider, to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider or Specified Cash Management Bank, as applicable, pursuant to any Specified Derivatives Contract or Specified Cash Management Agreement, as applicable.
Section 1.3.[Reserved].
Section 1.4.Marshaling; Payments Set Aside.
No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 1.5.Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 12.3.) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:
(i)to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Banks in their capacity as such and the Swingline Lenders in their capacity as such, ratably among the Administrative Agent, the Issuing Banks and the Swingline Lenders in proportion to the respective amounts described in this clause (i) payable to them;
(ii)to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Swingline Loans;
(iv)to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them;
(v)to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Swingline Loans;

(vi)to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts and Specified Cash Management Agreements, ratably among the Lenders, the Issuing Banks, the Specified Derivatives Providers and the Specified Cash Management Banks in proportion to the respective amounts described in this clause (vi) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and
(vii)the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Cash Management Agreements and Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Cash Management Bank or Specified Derivatives Provider, as the case may be. Each Specified Cash Management Bank or Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI. for itself and its Affiliates as if a “Lender” party hereto.
Section 1.6.Letter of Credit Collateral Account.
(a)As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Banks as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.
(b)Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.
(c)If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse such Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing.
(d)If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Stated Amount of all Extended Letters of Credit that remain outstanding.
(e)So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the written request of the Borrower, deliver to the Borrower within 10 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.4.(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.
(f)The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.
Section 1.7.Rescission of Acceleration by Requisite Lenders.
If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.
Section 1.8.Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 1.9.Rights Cumulative.
(a)Generally. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and each of the other Loan Documents, of the Specified Derivatives Providers under the Specified Derivatives Contracts, and of the Specified Cash Management Banks under the Specified Cash Management Agreements, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks, the Lenders, the Specified Derivatives Providers and the Specified Cash Management Banks may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Banks or the Swingline Lenders from exercising the rights and remedies that inure to their benefit (solely in their capacity as an Issuing Bank or as a Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider or Specified Cash Management Bank from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract or Specified Cash Management Agreement, as applicable, (iv) any Lender from exercising setoff rights in accordance with Section 12.3. (subject to the terms of Section 3.3.), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X. and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.
ARTICLE XI.The Administrative Agent
Section 1.1.Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to

Article VIII. that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders. The Lenders hereby authorize the Administrative Agent to release any Guarantor from the Guaranty (i) in the case of a Subsidiary Guarantor, upon satisfaction of the conditions to release set forth in Section 7.13.; (ii) if approved, authorized or ratified in writing by the Requisite Lenders or all of the Lenders hereunder, as required under the circumstances; or (iii) on the Termination Date. In connection with any such release of a Guarantor pursuant to the preceding sentence, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (any execution and delivery of such documents being without recourse to or warranty by the Administrative Agent).
Section 1.2.Administrative Agent as Lender.
The Lender acting as Administrative Agent shall have the same rights and powers as a Lender, a Specified Derivatives Provider or a Specified Cash Management Bank, as the case may be, under this Agreement, any other Loan Document, any Specified Derivatives Contract or any Specified Cash Management Agreement, as the case may be, as any other Lender, Specified Derivatives Provider or any Specified Cash Management Bank and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent in each case in its individual capacity. Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, the other Lenders, any Specified Derivatives Providers or any Specified Cash Management Banks. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, any Specified Derivatives Contract or any Specified Cash Management Agreement, or otherwise without having to account for the same to the Issuing Banks, the other Lenders, any Specified Derivatives Providers or any Specified Cash Management Banks. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 1.3.Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval.
Section 1.4.Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.
Section 1.5.Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.
Section 1.6.Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Revolving Commitment Percentage (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 1.7.Lender Credit Decision, Etc.
Each of the Lenders and the Issuing Banks expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender. Each of the Lenders and the Issuing Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, the Titled Agents (as defined in Section 11.9.), any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the

Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Titled Agents (as defined in Section 11.9.), any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and the Issuing Banks acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.
Section 1.8.Successor Administrative Agent.
The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed; provided that the Borrower shall be deemed to have consented to any such appointment unless it shall object thereto by written notice within ten (10) Business Days after having received notice thereof. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee (but in no event shall any such successor Administrative Agent be a Defaulting Lender or an Affiliate of a Defaulting Lender); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and such Issuing Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by an Administrative Agent shall also constitute the resignation as an Issuing Bank and as a Swingline Lender by the Lender then acting as Administrative Agent (the “Resigning Lender”). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank and a Swingline Lender hereunder and under the other Loan Documents and (ii) the successor applicable Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as an Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the

Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.
Section 1.9.Titled Agents.
Each of the Arrangers, Syndication Agents and Documentation Agents (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, any Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
Section 1.10.Additional ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Revolving Commitments;
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 1.11.Specified Derivatives Contracts and Specified Cash Management Agreements.
No Specified Cash Management Bank or Specified Derivatives Provider that obtains the benefits of Section 10.5. by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Cash Management Agreements and Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Cash Management Agreements and Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Cash Management Bank or Specified Derivatives Provider, as the case may be.
Section 1.12.Erroneous Payments.
(a)    Each Lender, each Issuing Bank and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank (or the Lender Affiliate of a Lender) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Bank (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.12.(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Revolving Commitments) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Revolving Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.6. and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.12. or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 11.12. shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Revolving Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Nothing in this Section 11.12. will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XII.Miscellaneous
Section 1.1.Notices.
Unless otherwise provided herein (including, without limitation, as provided in Section 8.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:
If to the Borrower:
National Health Investors, Inc.
225 Robert Rose Drive
Murfreesboro, TN 37129
Attention: John Spaid, Chief Financial Officer
Telephone Number: (615) 890-9100
E-mail: jspaid@nhireit.com

If to the Administrative Agent:
Wells Fargo Bank, National Association
301 S. College Street, 14th Floor
Charlotte, NC 28202
Attn: Darin Mullis
Telephone: (704) 715-4361
If to the Administrative Agent under Article II.:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd
Charlotte, NC 28262
Attn: Syndication Agency Services
Telephone: (704) 590-2703
If to Wells Fargo, as an Issuing Bank:
Wells Fargo Bank, N.A.
U.S. TRADE SERVICES – STANDBY LETTERS OF CREDIT
MAC A0195-212
One Front Street, 21st Floor
San Francisco, CA 94111
Letter of Credit Number [Appropriate number to be filled in (as applicable)]
Phone: 1(800)798-2815 Option 1
E-mail: sftrade@wellsfargo.com
If to any other Lender:
To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, that a Lender and an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to any Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to receive a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.
Section 1.2.Expenses.
The Borrower agrees (a) to pay or reimburse each of the Administrative Agent and each Arranger, from time to time on demand, upon presentation of a summary statement, for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent and all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) without duplication of Section 3.10., to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent, any Issuing Bank or any Lender incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. Notwithstanding the foregoing, the obligation to reimburse the Administrative Agent, the Arrangers, the Lenders and the Issuing Banks for fees and expenses of counsel in connection with the matters described in the foregoing clauses (a), (c) and (d) shall be limited to the reasonable and documented out-of-pocket costs and expenses of one primary counsel identified by the Administrative Agent, any existing counsel of the Administrative Agent in connection with the termination and cancellation of the Existing Credit Agreement, and, if necessary, one specialty counsel in each relevant specialty, one local counsel in each relevant local jurisdiction, and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lender Parties similarly situated. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section within ten (10) Business Days after written invoice therefor is received by the Borrower, the Administrative Agent and/or the

Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.
Section 1.3.Setoff.
Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each of the Administrative Agent and each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
Section 1.4.Litigation; Jurisdiction; Other Matters; Waivers.
(a)EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN

RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.
(c)THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN 30 DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
(d)THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 1.5.Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender except in connection with the Permitted UPREIT Reorganization, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of an assigning Lender’s Revolving Commitment and/or the Revolving Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Revolving Commitment, unless each of the Administrative Agent and, so long as no Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Revolving Commitments held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Revolving Commitment or Revolving Loans, then such assigning Lender shall assign the entire amount of its Revolving Commitment and the Loans at the time owing to it.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment or Incremental Facility if such assignment is to a Person that is not already a Lender with a Revolving Commitment or any Incremental Facility, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and
(C)the consent of the Issuing Banks and the Swingline Lenders shall be required for any assignment in respect of a Revolving Commitment.
(iv)Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, to the extent requested by the assignees or transferor Lender, new Notes are issued to the assignee and such transferor Lender, as appropriate.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4., 12.2. and 12.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.11. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Revolving Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon (other than a waiver of default interest) or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 7.13., in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 4.1. and 4.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.9.(h) or 4.6. as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.10. or 4.1., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.9.(h) or 4.6. with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)Designated Lenders. Any Lender (each, a “Designating Lender”) may at any time while the Borrower has been assigned an Investment Grade Rating from either S&P or Moody’s designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this subsection, and the provisions in the immediately preceding subsections (b) and (d) shall not apply to such designation. No Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon (i) the Borrower shall execute and deliver to the Designating Lender a Bid Rate Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.3. after the Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 11.6. and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender. The Borrower, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Termination Date. In connection with any such designation, the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $4,500.
(h)USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.
Section 1.6.Amendments and Waivers.
(a)Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the

Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding anything to the contrary contained in this Section, a Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.
(b)Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:
(i)increase, extend or reinstate the Revolving Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.1, or 5.2 or of any Default or Event of Default and the forbearance with respect to such Default or Event of Default, if issued in accordance with Section 12.6.(a) above, is not considered an increase in, or extension or reinstatement of, the Revolving Commitment of any Lender);
(ii)reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, that only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;
(iii)reduce the amount of any Fees payable to a Lender without the written consent of such Lender;
(iv)modify the definitions of “Termination Date” (except in accordance with Section 2.14.) or “Revolving Commitment Percentage”, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees payable to the Lenders or any other Obligations owing to the Lenders, or extend the expiration date of any Letter of Credit beyond the Termination Date (except in accordance with Section 2.14 or, in the case of a Letter of Credit that becomes an Extended Letter of Credit, in accordance with Section 2.4.(b)), in each case, without the written consent of each Lender directly and adversely affected thereby;
(v)modify the definition of “Revolving Commitment Percentage” or amend or otherwise modify the provisions of Section 3.2. or Section 10.5. without the written consent of each Lender directly and adversely affected thereby;
(vi)amend subsection (a) or this subsection (b) of this Section 12.6. or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender directly and adversely affected thereby;
(vii)modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;
(viii)release all or substantially all of the Guarantors from obligations under the Guaranty (except as contemplated by Section 7.13.) without the written consent of each Lender; or
(ix)amend, or waive the Borrower’s compliance with, Section 2.16. without the written consent of each Lender.
(c)Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.5. or the obligations of the Swingline Lenders under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of each Swingline Lender. Any amendment, waiver or consent relating to Section 2.4. or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Banks. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.
(d)Technical Amendments. Notwithstanding anything to the contrary in this Section 12.6., if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency (and the Administrative Agent shall promptly provide a copy of any such amendment and/or supplement to the Lenders). Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.
(e)Amendments for Incremental Facilities, Permitted UPREIT Reorganization and Permitted Amendments. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with only the written consent of the Administrative Agent and the Borrower (a) to provide for the making of any Incremental Facility as contemplated by Section 2.17. and to permit the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders in respect of such Incremental Facilities in any determination of the Requisite Lenders and (c) to provide for the Permitted UPREIT Reorganization.
Section 1.7.Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Banks and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, any Issuing Bank, any Lender Party or any of their respective Affiliates shall have any fiduciary responsibilities to the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Issuing Bank, any Lender Party or any of their respective Affiliates to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, any Issuing Bank, any Lender Party or any of their respective Affiliates undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Administrative Agent, each Issuing Bank, each Lender Party and any of their respective Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and partners and/or their Affiliates.

Section 1.8.Confidentiality.
The Administrative Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Revolving Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract or Specified Cash Management Agreement) or any action or proceeding relating to any Loan Document (or any Specified Derivatives Contract or Specified Cash Management Agreement) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) of deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents; (i) to any other party hereto; (j) on a confidential basis (1) upon the Borrower’s request, to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan Documents; (k) for purposes of establishing a “due diligence” defense; and (l) with the consent of the Borrower (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 1.9.Indemnification.
(a)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse promptly, and in any event within fifteen (15) Business Days following demand therefor, any such Indemnified Party for, any and all losses, claims (including without limitation, Environmental Claims), damages, liabilities and related reasonable and documented out-of-

pocket expenses (including, without limitation, the reasonable and documented fees, charges and disbursements of one primary counsel to the Indemnified Parties, one specialty counsel to the Indemnified Parties in each relevant specialty, one local counsel to the Indemnified Parties in each relevant local jurisdiction, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Parties that are similarly situated in each relevant jurisdiction, and any existing counsel of the Administrative Agent in connection with the termination and cancellation of the Existing Credit Agreement), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party, an Indemnified Party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Arranger, any Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct or material breach of the obligations hereunder or under any other Loan Document of such Indemnified Party or (y) result from any dispute solely among the Indemnified Parties (except in connection with claims or disputes (1) against the Administrative Agent and/or the Arrangers in their respective capacities relating to whether the conditions to any Credit Event have been satisfied, (2) against the Administrative Agent and/or the Arrangers in their respective capacities with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender, (3) against the Administrative Agent and/or the Arrangers in their respective capacities as such and (4) directly resulting from any act or omission on the part of the Borrower, any other Loan Parties or any other Subsidiary).
(b)If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(c)The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
References in this Section 12.9. to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers and Specified Cash Management Banks, as applicable.
Section 1.10.Acknowledgement Regarding Any Supported QFCs.
    To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Company under the Federal Deposit

Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 12.10, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 1.11.Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Revolving Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements to provide Cash Collateral as required in Section 2.4.(b)), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Banks are no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative

Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10., 4.1., 4.4., 11.6., 12.2. and 12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 1.12.Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section 1.13.GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 1.14.Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 1.15.Obligations with Respect to Loan Parties and Subsidiaries.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.
Section 1.16.Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 1.17.Limitation of Liability.
None of the Administrative Agent, any Issuing Bank, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.
Section 1.18.Entire Agreement.
This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.
Section 1.19.Construction.
The Administrative Agent, each Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Borrower and each Lender.
Section 1.20.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 1.21.Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the day and year first above written.
NATIONAL HEALTH INVESTORS, INC.
By:    /s/ D. Eric Mendelsohn
Name: D. Eric Mendelsohn
Title: President and Chief Executive Officer
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a Swingline Lender, as an Issuing Bank and as a Lender
By:    /s/ Darin Mullis
    Name: Darin Mullis
    Title: Managing Director
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
BANK OF AMERICA, N.A., as a Syndication Agent, as a Swingline Lender and as a Lender
By:    /s/ H. Hope Walker
    Name: H. Hope Walker
    Title: Senior Vice President
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
JPMORGAN CHASE BANK, N.A., as a Syndication Agent, as a Swingline Lender and as a Lender
By:    /s/ Cody A. Canafax
    Name:    Cody A. Canafax
    Title:    Vice President
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
BANK OF MONTREAL, as a Documentation Agent and as a Lender
By:    /s/ Lloyd Baron
Name: Lloyd Baron
Title: Managing Director
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
CAPITAL ONE, N.A., as a Documentation Agent and as a Lender
By:    /s/ Jason LaGrippe
Name: Jason LaGrippe
Title: Authorized Signatory
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
KEYBANK NATIONAL ASSOCIATION, as a Documentation Agent and as a Lender
By:    /s/ Laura Conway
Name: Laura Conway
Title: Senior Vice President
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
REGIONS BANK, as a Documentation Agent and a Lender
By:    /s/ Mark Hardison
Name: Mark Hardison
Title: Managing Director
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
HANCOCK WHITNEY BANK, as a Lender
By:    /s/ Michael Woodnorth
Name: Michael Woodnorth
Title: Vice President
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
PINNACLE BANK, as a Lender
By:    /s/ Allison Jones
Name: Allison Jones
Title: Senior Vice President
[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
THE HUNTINGTON NATIONAL BANK, as a Lender
By:    /s/ Michael J. Kinnick
Name: Michael J. Kinnick
Title: Managing Director

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with National Health Investors, Inc.]
STIFEL BANK & TRUST, as a Lender
By:    /s/ Joseph L. Sooter, Jr.
Name: Joseph L. Sooter, Jr.
Title: Senior Vice President

SCHEDULE I
Revolving Commitments

Lender	Revolving Commitment Amount
Wells Fargo Bank, National Association	$75,000,000
Bank of America, N.A.	$75,000,000
JPMorgan Chase Bank, N.A.	$75,000,000
Bank of Montreal	$70,000,000
Capital One, N.A.	$70,000,000
KeyBank National Association	$70,000,000
Regions Bank	$70,000,000
Hancock Whitney Bank	$65,000,000
Pinnacle Bank	$60,000,000
The Huntington National Bank	$40,000,000
Stifel Bank & Trust	$30,000,000
TOTAL	$700,000,000

SCHEDULE 2.4.
Existing Letters of Credit
None.